EXHIBIT 10.01                                                EXECUTION COPY










                                U.S. $150,000,000


                                CREDIT AGREEMENT

                          Dated as of January 29, 1996


                                      Among

                            LG&E ENERGY SYSTEMS INC.

                                   as Borrower

                             THE BANKS NAMED HEREIN

                                    as Banks,

                                 CITIBANK, N.A.

                                    as Agent

                                       and

                                BANK OF MONTREAL

                                   as Co-Agent



                         T A B L E  O F  C O N T E N T S


Section   Page


                                    ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS                                        1

1.01.  Certain Defined Terms                                            1
1.02.  Computation of Time Periods                                     16
1.03.  Accounting Terms                                                16

                                   ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES                                      16

2.01.  The Extensions of Credit                                        16
2.02.  The Contract Advances                                           17
2.03.  The Competitive Bid Advances                                    19
2.04.  Fees          23
2.05.  Reduction of the Commitments                                    24
2.06.  Repayment of Contract Advances                                  24
2.07.  Interest on Contract Advances                                   24
2.08.  Additional Interest on Contract Advances                        25
2.09.  Interest Rate Determination                                     25
2.10.  Conversion of Contract Advances                                 26
2.11.  Prepayments   27
2.12.  Increased Costs                                                 29
2.13.  Illegality    30
2.14.  Payments and Computations                                       31
2.15.  Taxes         32
2.16.  Sharing of Payments, Etc                                        35
2.17.  Extension of Termination Date                                   35

                                   ARTICLE III

LETTERS OF CREDIT    36

3.01.  LC Banks      36
3.02.  Letters of Credit                                               36
3.03.  Letter of Credit Fees                                           37
3.04.  Reimbursement to LC Banks                                       38
3.05.  Obligations Absolute                                            39
3.06.  Liability of LC Banks and the Lenders                           40

                                   ARTICLE IV

CONDITIONS OF EXTENSIONS OF CREDIT                                     41

4.01.  Conditions Precedent to Initial Extensions of Credit            41
4.02.  Condition Precedent to Each Extension of Credit                 43
4.03.  Condition Precedent to Certain Conversions                      43

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES                                         44

5.01.  Representations and Warranties of the Borrower                  44

                                   ARTICLE VI

COVENANTS OF THE BORROWER                                              46

6.01.  Affirmative Covenants                                           46
6.02.  Negative Covenants                                              49

                                   ARTICLE VII

EVENTS OF DEFAULT    52

7.01.  Events of Default                                               52

                                  ARTICLE VIII

THE AGENT            55

8.01.  Authorization and Action                                        55
8.02.  Agent's Reliance, Etc                                           55
8.03.  Citibank and Affiliates                                         56
8.04.  Lender Credit Decision                                          56
8.05.  Indemnification                                                 56
8.06.  Successor Agent                                                 57

                                   ARTICLE IX

MISCELLANEOUS        57

9.01.  Amendments, Etc                                                 57
9.02.  Notices, Etc  58
9.03.  No Waiver; Remedies                                             58
9.04.  Costs and Expenses; Indemnification                             59
9.05.  Right of Set-off                                                60
9.06.  Binding Effect                                                  60
9.07.  Assignments and Participations                                  60
9.08.  GOVERNING LAW                                                   64
9.09.  WAIVER OF JURY TRIAL                                            64
9.10.  Execution in Counterparts                                       64
9.11.  Confidentiality                                                 64



Schedule I           - List of Applicable Lending Offices

Schedule II          - List of Existing Letters of Credit

Exhibit A-1          - Form of Contract Note

Exhibit A-2          - Form of Competitive Bid Note

Exhibit B-1          - Form of Notice of Contract Borrowing

Exhibit B-2          - Form of Notice of Competitive Bid Borrowing

Exhibit C            - Form of Assignment and Acceptance

Exhibit D            - Form of LC Bank Agreement

Exhibit E            - Form of Opinion of Special Counsel for the Borrower and
                     the Parent

Exhibit F            - Form of Opinion of Corporate Attorney for the Borrower
                     and the Parent

Exhibit G            - Form of Opinion of Special New York Counsel to the Agent

                                CREDIT AGREEMENT
                          Dated as of January 29, 1996

LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), the banks (the "Banks") listed on the signature pages hereof, Citibank, N.A. ("Citi-bank"), as agent (the "Agent") for the Lenders hereunder, and Bank of Montreal, as co-agent (the "Co-Agent"), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted CD Rate" means, for any Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing, an interest rate per annum equal to the sum of:

(a) the rate per annum obtained by dividing (i) the rate of interest deter-mined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multi-
      ple) of the consensus bid rate determined by each of the Reference Banks for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing select-ed by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank in an amount substantially equal to such Reference Bank's Adjusted CD Rate Advance made as part of such Contract Borrowing and with a maturity equal to such Interest Period, by
      (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage for such Interest Period, plus

(b)   the Assessment Rate for such Interest Period.

The Adjusted CD Rate for the Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks on the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

"Adjusted CD Rate Advance" means a Contract Advance that bears interest as provided in Section 2.07(b).

"Adjusted CD Rate Reserve Percentage" for the Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing means the reserve percentage applicable on the first day of such Interest Period under regula-tions issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars with respect to liabili-ties consisting of or including (among other liabilities) U.S. dollar nonper-sonal time deposits in the United States with a maturity equal to such Interest Period.

"Adjusted Debt" means Debt of the Parent and its consolidated Subsidiaries minus (or plus in the case of a deficit) Excess Liquidity.

"Adjusted Net Working Capital" means the excess of the current assets of the Parent and its consolidated Subsidiaries other than the Utility over current liabilities of the Parent and its consolidated Subsidiaries other than the Utility, computed on a consolidated basis in accordance with GAAP except that any Debt otherwise included in such consolidated current liabilities shall be excluded if the same is due within twelve months of its incurrence.

"Advance" means a Contract Advance or a Competitive Bid Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

"Applicable Margin" means, on any date of determination, for any Contract Advance, the interest rate per annum set forth below, determined by reference to the Moody's Implied Rating and the S&P Implied Rating:

                  Level I       Level II       Level III     Level IV

Basis for Ap-     If the S&P    If Level I     If Level II   If Level III
plicable Mar-     Implied       status has     status has    status has
gin               Rating is     not been at-   not been at-  not been at-
                  greater than  tained, but    tained, but   tained, but
                  or equal to   the S&P Im-    the S&P Im-   the S&P Im-
                  A-, and/or    plied Rating   plied Rating  plied Rating
                  the Moody's   is greater     is greater    is less than
                  Implied       than BBB-,     than BB+,     BBB-, or the
                  Rating is     and/or the     and/or the    Moody's Im-
                  greater than  Moody's Im-    Moody's Im-   plied Rating is
Type of Ad-       or equal to   plied Rating   plied Rating  less than
vance             A3.           is greater     is greater    Baa3.
                                than Baa3.     than Ba1.

Advance           0.0%          0.0%           .125%         .25%
Base Rate

Eurodol-          .20%          .30%           .35%          .50%
lar Rate
Advance

Adjusted          .35%          .425%          .475%         .625%
CD Rate
Advance

In the event of a split rating, the higher rating will determine the appropri-ate pricing level.

Any change in the Applicable Margins for such Eurodollar Rate Advances or Adjusted CD Rate Advances will be effective as of the date of any change in the S&P Implied Rating or the Moody's Implied Rating, as the case may be. The Borrower agrees to notify the Agent promptly upon any change in the S&P Implied Rating or the Moody's Implied Rating. Notwithstanding anything to the contrary set forth herein, if and for so long as an Event of Default shall have occurred and be continuing, each Applicable Margin shall be increased by 200 basis points per annum (unless waived by the Lenders) and, with respect to any Eurodollar Rate Advance or Adjusted CD Rate Advance, such Advance will convert to a Base Rate Advance at the end of the applicable Interest Period then in effect with respect to such Advance.


"Assessment Rate" for the Interest Period for each Adjusted CD Rate Advance made as part of the same Contract Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

(b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for
      three-month   certificates of deposit of major United States money market banks, such three-week moving average being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publi-cation shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case rounded upward to the nearest 1/16 of one percent; and

(c) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time.

"Base Rate Advance" means a Contract Advance that bears interest as provided in
Section 2.07(a).

"Borrowing" means a Contract Borrowing or a Competitive Bid Borrowing.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBOR Competitive Bid Advances, on which dealings are carried on in the London interbank market.

"Capitalization Ratio" means the ratio of Adjusted Debt of the Parent and its consolidated Subsidiaries to the sum of Adjusted Debt plus capital stock (including capital in excess of par and any other capital surplus) accounts (net of treasury shares) plus (or minus in the case of a deficit) the retained earnings of the Parent and its consolidated Subsidiaries, all computed in accordance with GAAP.

"Cash Escrow Account" has the meaning specified in Section 2.11(c).

"CD Lending Office" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Commitment" has the meaning specified in Section 2.01.

"Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03.

"Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted by the Borrower under the competitive bidding procedure described in Section 2.03.

"Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidenc-ing the indebtedness of the Borrower to such Lender resulting from a Competi-tive Bid Advance made by such Lender.

"Competitive Bid Reduction" has the meaning specified in Section 2.01.

"Consolidated Net Worth" means, as to any Person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

"Contract Advance" means an advance by a Lender to the Borrower as part of a Contract Borrowing and refers to an Adjusted CD Rate Advance, a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Contract Advance.

"Contract Borrowing" means a borrowing consisting of simultaneous Contract Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

"Contract Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Contract Advances made by such Lender.

"Convert," "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances or Adjusted CD Rate Advances, as the case may be, pursuant to Section 2.09 or 2.10.

"Debt of any Person" means (without duplication) all liabilities, obligations and indebtedness of such Person (i) for borrowed money, (ii) evidenced by bonds, indentures, notes, or other similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (vi) in respect of equity or debt commitments to the extent reasonably quantifiable, (vii) arising as a result of a default or failure to perform by such Person or any of its Subsid-iaries or any third party under any guaranty or other contract or agreement (including liabilities for liquidated damages) but only to the extent that any such liabilities or obligations are then due and payable and are not subject to a good faith dispute, (viii) under direct guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vii) above, in each case to the extent reasonably quantifiable, and (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; provided, however, that "Debt" shall not include any Nonrecourse Debt.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Lender or any Affiliate of any Lender; provided, however, that (A) any such Person described in clause (i),
(ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebted-ness that is rated A- or better by S&P or A3 or better by Moody's (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii),
(iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.15(d)).

"Environmental Laws" means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous sub-stances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, dispos-al, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereun-der, each as in effect and amended and modified from time to time.

"ERISA Affiliate" of a person or entity means any trade or business (whether or not incorporated) that is a member of a group of which such person or entity is a member and that is under common control with such person or entity within the meaning of Section 414 of the Internal Revenue Code of 1986, and the regula-tions promulgated and rulings issued thereunder, each as in effect and amended or modified from time to time.

"ERISA Plan" means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA.

"ERISA Termination Event" means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any ERISA Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance made as part of the same Contract Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Contract Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Contract Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

"Eurodollar Rate Advance" means a Contract Advance that bears interest as provided in Section 2.07(c).

"Eurodollar Rate Reserve Percentage of any Lender for the Interest Period for any Eurodollar Rate Advance" means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applica-ble, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regula-tions issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 7.01.

"Excess Liquidity" means, for the Parent and its consolidated Subsidiaries other than the Utility, the lesser of cash and marketable securities (deter-mined in accordance with GAAP, but valued at their market value) or Adjusted Net Working Capital.

"Exchange Act" means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended from time to time.

"Existing Letter of Credit" means a letter of credit listed on Schedule II hereto.

"Extension of Credit" means (i) the making of a Borrowing (including, without limitation, any Conversion), (ii) the issuance of a Letter of Credit, or
(iii) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing LC Outstandings thereunder.

"Facility Fee" means, on any date of determination for any Lender, a fee payable on the average daily aggregate amount of such Lender's Commitment (without regard to the amount of any Advances outstanding or any LC Outstan-dings and without giving effect to any Competitive Bid Reduction), at the rate per annum set forth below, determined by reference to the Moody's Implied Rating and the S&P Implied Rating:

                  Level I       Level II       Level III     Level IV

Basis for         If the S&P    If Level I     If Level II   If Level III
Facility          Implied       status has     status has    status has
Fee               Rating is     not been at-   not been at-  not been at-
                  greater than  tained, but    tained, but   tained, but
                  or equal to   the S&P Im-    the S&P Im-   the S&P Im-
                  A-, and/or    plied Rating   plied Rating  plied Rating
                  the Moody's   is greater     is greater    is less than
                  Implied       than BBB-,     than BB+,     BBB-, or the
                  Rating is     and/or the     and/or the    Moody's Im-
                  greater than  Moody's Im-    Moody's Im-   plied Rating is
                  or equal to   plied Rating   plied Rating  less than
                  A3.           is greater     is greater    Baa3.
                                than Baa3.     than Ba1.

Facility          .10%          .15%           .20%          .35%
Fee

In the event of a split rating, the higher rating will determine the appropri-ate pricing level.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"First Mortgage Bonds" means the bonds issued from time to time pursuant to the Trust Indenture, dated November 1, 1949, between the Utility and Harris Trust and Savings Bank, as Trustee, as amended and supplemented from time to time.

"GAAP" means generally accepted accounting principles, applied on a basis consistent with those applied in the preparation of the financial statements referred to in Section 5.01(f), as modified from time to time in filings made in accordance with applicable regulations issued by the Securities and Exchange Commission regarding changes in accounting principles.

"Interest Period" means, for each Contract Advance made as part of the same Contract Borrowing, the period commencing on the date of such Contract Advance or the date of the Conversion of any Contract Advance into such a Contract Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 30, 60, 90 or 180 days in the case of an Adjusted CD Rate Advance, and 1, 2, 3 or 6 months in the case of a Eurodollar Rate Advance, in each case as the Borrower may select, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Contract Advances made as part of the same Contract Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provid-ed, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

"LC Bank" means Bank of Montreal and any other Lender designated by the Borrower, and acceptable to the Agent, in accordance with Section 3.01 as the issuer of a Letter of Credit pursuant to an LC Bank Agreement.

"LC Bank Agreement" means an agreement between an LC Bank and the Borrower in the form and substance satisfactory to the Agent, providing for the issuance of one or more Letters of Credit, in substantially the form of Exhibit D hereto, in support of general corporate activity of the Borrower.

"LC Fee" means, as of any date of determination, a fee payable on the average daily undrawn amount of each Letter of Credit outstanding on such date, at the rate per annum set forth below, determined by reference to the Moody's Implied Rating and the S&P Implied Rating:

                  Level I       Level II       Level III     Level IV

Basis for         If the S&P    If Level I     If Level II   If Level III
LC                Implied       status has     status has    status has
Fee               Rating is     not been at-   not been at-  not been at-
                  greater than  tained, but    tained, but   tained, but
                  or equal to   the S&P Im-    the S&P Im-   the S&P Im-
                  A-, and/or    plied Rating   plied Rating  plied Rating
                  the Moody's   is greater     is greater    is less than
                  Implied       than BBB-,     than BB+,     BBB-, or the
                  Rating is     and/or the     and/or the    Moody's Im-
                  greater than  Moody's Im-    Moody's Im-   plied Rating is
                  or equal to   plied Rating   plied Rating  less than
                  A3.           is greater     is greater    Baa3.
                                than Baa3.     than Ba1.

LC                .20%          .30%           .35%          .50%
Fee

In the event of a split rating, the higher rating will determine the appropri-ate pricing level.

"LC Outstandings" means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit (assuming the satisfaction of all conditions for drawing enumerated therein); provided, however, that with respect to any Existing Letter of Credit that is denominated in a currency other than U.S. Dollars, "LC Outstandings" shall mean 150% of such maximum amount available to be drawn as of the date hereof and set forth on Schedule II hereto under the column "Stated Amount".

"LC Payment Notice" has the meaning specified in Section 3.04(b).

"Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.

"Letter of Credit" means an Existing Letter of Credit or a letter of credit issued by an LC Bank pursuant to Section 3.02 hereof, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement and the LC Bank Agreement to which it relates.

"LIBOR Competitive Bid Advance" means a Competitive Bid Advance with respect to which interest is calculated based on reference to rates quoted in the London interbank market for U.S. dollar deposits.

"Majority Lenders" means, at any time prior to the Termination Date, Lenders having at least 66-2/3% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 7.01) and at any time on or after the Termination Date, Lenders having at least 66-2/3% of the Extensions of Credit outstanding, (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Commitments or the Advances or (ii) determining the total amount of the Commitments or the Advances).

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Moody's Implied Rating" means, as of any date of determination, the rating assigned by Moody's to the outstanding unsecured long-term senior indebtedness of the Parent, or if such debt is not then rated, the rating two levels below the rating assigned by Moody's to the First Mortgage Bonds. For purposes of this definition, a rating level shall include any refinement or gradation within a major rating category by a numerical modifier or a plus (+) or a minus (-) symbol.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preced-ing three plan years made or accrued an obligation to make contributions.

"Net Worth" means, with respect to any Person, the excess of such Person's total assets over its total liabilities, with total assets and total liabili-ties each to be determined in accordance with GAAP consistently applied, excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt (provided that the corresponding liability is excluded from the calculation of Net Worth) and (iii) any items not included in clause (i) or (ii) above that are treated as intangibles in conformity with GAAP.

"Nonrecourse Debt" means all liabilities, obligations and indebtedness of any Person of the types described in clauses (i) through (ix) of the definition of "Debt" (such liabilities, obligations and indebtedness being hereinafter referred to as "Obligations"), which Obligations are nonrecourse to such Person (unless such Person is a special-purpose entity) and any Affiliate of such Person, other than with respect to the interest of such Person in the collater-al, if any, securing such Obligations.

"Note" means a Contract Note or a Competitive Bid Note.

"Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a).

"Notice of Contract Borrowing" has the meaning specified in Section 2.02(a).

"OECD" means the Organization for Economic Cooperation and Development.

"Parent" means LG&E Energy Corp., a Kentucky corporation.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Reference Banks" means Citibank, Bank of Montreal and The Chase Manhattan Bank, N.A., and any Lender designated as a successor or replacement Reference Bank pursuant to Section 2.09(a).

"Register" has the meaning specified in Section 9.07(c).

"Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

"Request for Issuance" has the meaning specified in Section 3.02(a).

"S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

"S&P Implied Rating" means, as of any date of determination, the rating assigned by S&P to the outstanding unsecured long-term senior indebtedness of the Parent, or if such debt is not then rated, the rating two levels below the rating assigned by S&P to the First Mortgage Bonds. For purposes of this definition, a rating level shall include any refinement or gradation within a major rating category by a numerical modifier or a plus (+) or a minus (-) symbol.

"Subsidiary" means, with respect to any Person, any corporation or other entity of which more than 50% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occur-rence of any contingency) or (ii) other comparable equity interest, is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries, or by one or more other Subsidiaries.

"Support Agreement" means that certain Support Agreement, dated as of Decem-ber 6, 1995, between the Parent and the Borrower, as the same may be amended or modified from time to time in accordance with the terms thereof and of this Agreement.

"Termination Date" means the fifth anniversary of the date of this Agreement, or such later date that may be established pursuant to Section 2.17 hereof, or, in either case, the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 7.01 hereof.

"U.S. Dollars" means the lawful currency of the United States of America.

"U.S. Dollar Equivalent" means, with respect to any amount specified in a currency other than U.S. Dollars, an amount in U.S. Dollars equal to such amount specified in a currency other than U.S. Dollars determined by reference to the quoted spot rate of exchange at which the LC Bank's principal office in the United States offers to purchase such other currency with the equivalent in U.S. Dollars in the United States, at 1:00 P.M. (New York City time) on the date on which such equivalent is to be determined.

"Utility" means Louisville Gas and Electric Company, a Kentucky corporation, and any successor thereto.

"Yield" means, for any Competitive Bid Advance, the effective rate per annum at which interest on such Competitive Bid Advance is payable, computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computa-tion of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Extensions of Credit. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Contract Advances to the Borrower and to participate in the issuance of Letters of Credit (and the LC Outstandings thereunder) from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05(a) or (b) (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding, and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respec-tive Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"); provided further, that, at no time may the sum of the aggregate principal amount of all Advances outstanding hereunder plus the LC Outstandings exceed the aggregate Commitments. Each Contract Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Contract Advances of the same Type and having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commit-ments. Within the limits of each Lender's Commitment, after giving effect to any Competitive Bid Reduction, the Borrower may from time to time request Extensions of Credit, prepay Advances pursuant to Section 2.11, or reduce or cancel Letters of Credit, and use the resulting increase in unused Commitments for further Extensions of Credit in accordance with the terms hereof. Subject to the restriction set forth in Section 2.02(e), more than one Extension of Credit may be made on any Business Day; provided, however, that at no time may the sum of LC Outstandings plus the aggregate principal amount of outstanding Advances deemed made pursuant to Section 3.04(d) with respect to which the Borrower could not have satisfied the condition set forth in Section 4.02 on the date such Advances were deemed made exceed $50,000,000.

SECTION 2.02. The Contract Advances. (a) Each Contract Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of any proposed Contract Borrowing comprising Eurodollar Rate Advances or Adjusted CD Rate Advances, and on the date of any proposed Contract Borrowing comprising Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Contract Borrowing (a "Notice of Contract Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested
(i) date of such Contract Borrowing, (ii) Type of Contract Advances to be made in connection with such Contract Borrowing, (iii) aggregate amount of such Contract Borrowing, and (iv) in the case of a Contract Borrowing comprising Adjusted CD Rate Advances or Eurodollar Rate Advances, initial Interest Period for each such Contract Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Contract Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, in same day funds, such Lender's ratable portion (according to the Lenders' respective Commitments) of such Contract Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. The Notice of Contract Borrowing dated January 24, 1996 delivered by the Borrower to the Agent shall constitute a "Notice of Contract Borrowing" under this Agreement and each Lender shall make available to the Agent such Lender's ratable portion of such Contract Borrowing on January 29, 1996.

(b) Each Notice of Contract Borrowing shall be irrevocable and binding on the Borrower. In the case of any Contract Borrowing that the related Notice of Contract Borrowing specifies is to comprise Adjusted CD Rate Advances or Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss (excluding any loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Contract Borrowing for such Contract Borrowing the applicable conditions set forth in Article IV, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Contract Advance to be made by such Lender as part of such Contract Borrowing when such Contract Advance, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received notice from a Lender prior to the date of any Contract Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Contract Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Contract Borrowing in accordance with subsection (a) of this
Section 2.02 and the Agent may, in reliance upon such assumption, make avail-able to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrow-er, the interest rate applicable at the time to Contract Advances made in connection with such Contract Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corre-sponding amount, such amount so repaid shall constitute such Lender's Contract Advance as part of such Contract Borrowing for purposes of this Agreement. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to make any Contract Advance required to be made by such Lender hereunder or to prejudice any rights the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) The failure of any Lender to make the Contract Advance to be made by it as part of any Contract Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Contract Advance on the date of such Contract Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Contract Advance to be made by such other Lender on the date of any Contract Borrowing.

(e) Notwithstanding anything to the contrary contained herein, no more than eight Contract Borrowings may be outstanding at any time.

SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may request Competitive Bid Borrowings under this Section
2.03 from time to time on any Business Day during the period from the date hereof until the date occurring seven days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction). Each Competitive Bid Borrowing shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(i) The Borrower may request a Competitive Bid Borrowing by delivering to the Agent (A) by telecopier, telex or cable, confirmed immediately in writing, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrow-ing"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed Competitive Bid Borrowing, the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may be (1) with respect to a Competitive Bid Borrowing in respect of which interest is payable at a fixed rate, any date occurring from 7 to (and including) 180 days after the date of such Competitive Bid Borrowing, or (2) in the case of a LIBOR Competitive Bid Borrowing, a date occurring one, two, three or six months after the date of such LIBOR Competitive Bid Borrowing; provided that, in no event will such date be later than the Termination Date), the interest payment date or dates relating thereto (which shall occur at least every 90 days or, in the case of a LIBOR Competitive Bid Advance, at least every three months), the interest rate basis to be used by the Lenders in bidding, and any other terms to be applica-ble to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) at least one Business Day prior to the date of any proposed Competitive Bid Borrowing comprising Competitive Bid Advances with respect to which interest is payable at a fixed rate and at least four Business Days prior to the date of any proposed Competitive Bid Borrowing comprising LIBOR Competitive Bid Advances and (B) payment in full to the Agent of the aggregate competitive bid administration fee specified in Section 2.04(b) hereof. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrow-ing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevo-cably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) on the date of any such proposed Competitive Bid Borrowing that is to to comprise Competitive Bid Advances with respect to which interest is payable at a fixed rate, or three Business Days prior to the date of any such proposed Competitive Bid Borrowing that is to comprise LIBOR Competitive Bid Advances, of the minimum amount and maximum amount of each Competitive Bid Advance that such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment), the rate or rates of interest therefor and the Yield (if different from such rate or rates) with respect thereto, the interest period relating thereto and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii) The Borrower shall, in turn, before 11:00 A.M. (New York City time) on the date of any such proposed Competitive Bid Borrowing that is to comprise Competitive Bid Advances with respect to which interest is payable at a fixed rate, or three Business Days prior to the date of any such proposed Competitive Bid Borrowing that is to comprise LIBOR Competitive Bid Advances, either

(A) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(B) irrevocably accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, subject only to the provisions of this paragraph (iii), by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect; provided, however, that (w) the Borrower shall not accept bids in excess of the requested Competitive Bid Borrowing for any maturity, (x) bids will be accepted in order of lowest to highest Yield and the Borrower shall not accept an offer made pursuant to paragraph (ii) above, at any Yield if the Borrower shall have, or shall be deemed to have, rejected any other offer made pursuant to paragraph (ii) above, at a lower Yield, (y) if the Borrower declines to accept, or is otherwise restricted by the provisions of this Agreement from accepting, the maximum aggregate principal amount of Competitive Bid Borrowings offered at the same Yield pursuant to paragraph (ii) above, then the Borrower shall accept a pro rata portion of each offer made at such Yield, based as nearly as possible on the ratio of the aggregate principal amount of such offers to be accepted by the Borrower to the maximum aggregate principal amount of such offers made pursuant to paragraph (ii) above (rounding up or down to the next higher or lower multiple of $1,000,000), and (z) no offer made pursuant to paragraph (ii) above shall be accepted unless the Competitive Bid Borrowing in respect of such offer is in an integral multiple of $1,000,000 and the aggregate amount of such offers accepted by the Borrower is equal to at least $10,000,000.

Any offer or offers made pursuant to paragraph (ii) above not expressly accepted or rejected by the Borrower in accordance with this paragraph (iii) shall be deemed to have been rejected by the Borrower.

(iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is canceled pursuant to clause (A) of paragraph (iii) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to clause (B) of paragraph (iii) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article IV. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02 such Lender's portion of such Competitive Bid Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competi-tive Bid Reduction commenced and will terminate.

(vi) The acceptance by the Borrower of any offer made by any Lender pursuant to paragraph (iii)(B) above shall be irrevocable and binding on the Borrower. In the case of any Competitive Bid Borrowing comprising LIBOR Competitive Bid Advances, the Borrower shall indemnify such Lender against any loss (excluding any loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article IV, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the LIBOR Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such LIBOR Competitive Bid Advance, as a result of such failure, is not made on such date.

(b) Within the limits and on the conditions set forth in this Section 2.03 (including, without limitation, the condition set forth in the proviso to the first sentence of subsection (a) above), the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (c) below, and reborrow under this Section 2.03, provided that no Competitive Bid Borrowing may be made within three Business Days of the date of any other Competitive Bid Borrowing.

(c) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, or each other holder of a Competitive Bid Note, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection
(a)(i) above and set forth in the Competitive Bid Note evidencing such Competi-tive Bid Advance.

(d) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto deliv-ered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection
(a)(i) above, as provided in the Competitive Bid Note evidencing such Competi-tive Bid Advance.

(e) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

SECTION 2.04. Fees. (a) The Borrower agrees to pay to the Agent for the account of each Lender the Facility Fee for such Lender calculated from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December during such period, and on the Termination Date.

(b) The Borrower agrees to pay to the Agent for its own account a competitive bid administration fee in the amount of $1,000 in respect of each Competitive Bid Borrowing requested by the Borrower pursuant to Section 2.03(a)(i), payable on the date of such request.

SECTION 2.05. Reduction of the Commitments. (a) Reduction at Borrower's Option. The Borrower shall have the right, upon at least two Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions (taking into account Competitive Bid Reductions) of the respective Commitments of the Lenders, provided that the aggregate amount of the Commit-ments of the Lenders shall not be reduced to an amount that is less than the sum of the aggregate principal amount of the Advances then outstanding plus the LC Outstandings and provided, further, that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof. Any portion of the Commitments of the Lenders so terminated may not thereafter be reinstated.

(b) Mandatory Reduction. The respective Commitments of the Lenders shall automatically reduce ratably upon each disposition of assets described in clause (A) of Section 6.02(a) by an amount equal, in the aggregate, to the amount of consideration (as defined in Section 6.02(a)) received by the Borrower in respect of such assets.

SECTION 2.06. Repayment of Contract Advances. The Borrower shall repay the principal amount of each Contract Advance made by each Lender on the Termina-tion Date in accordance with the Contract Note payable to the order of such Lender.

SECTION 2.07. Interest on Contract Advances. The Borrower shall pay interest on the unpaid principal amount of each Contract Advance made by each Lender from the date of such Contract Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Contract Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin for such Base Rate in effect from time to time, payable quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(b) Adjusted CD Rate Advances. If such Contract Advance is an Adjusted CD Rate Advance, a rate equal at all times during the Interest Period for such Contract Advance to the sum of the Adjusted CD Rate for such Interest Period plus the Applicable Margin for such Adjusted CD Rate in effect from time to time, payable on the last day of each Interest Period for such Adjusted CD Rate Advance (and, in the case of any Interest Period of 180 days, on the 90th day of such Interest Period) and on the date such Adjusted CD Rate Advance shall be Converted or paid in full.

(c) Eurodollar Rate Advances. Subject to Section 2.08, if such Contract Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Contract Advance to the sum of the Eurodol-lar Rate for such Interest Period plus the Applicable Margin for such Eurodol-lar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, in the case of any Interest Period of six months, on the last day of the third month of such Interest Period) and on the date such Eurodollar Rate Advance shall be Convert-ed or paid in full.

SECTION 2.08. Additional Interest on Contract Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Contract Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Contract Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Contract Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted CD Rate or Eurodollar Rate, as applicable. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If any Reference Bank shall no longer be a Lender hereunder, shall no longer wish to serve as a Reference Bank hereunder or shall fail to perform hereunder, the Agent and the Borrower may appoint another Lender to serve as a successor or replacement Reference Bank hereunder.

(b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a), (b) or (c), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(b) or (c).

(c) If fewer than two Reference Banks furnish timely information to the Agent for determining the Adjusted CD Rate for any Adjusted CD Rate Advances, or the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Contract Advances into, Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (unless, with respect to any Eurodollar Rate Advance, the Borrower shall have delivered to the Agent a timely notice of Conversion specifying that such Eurodollar Rate Advance shall be Converted to an Adjusted CD Rate Advance on the last day of the then existing Interest Period therefor), and

(ii) the obligation of the Lenders to make, or to Convert Contract Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.10. Conversion of Contract Advances. (a) Voluntary. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Advances or Adjusted CD Rate Advances, and on the date of any proposed Conversion into Base Rate Advances, and subject to the provisions of Sections 2.09 and 2.13, Convert all Contract Advances of one Type made in connection with the same Contract Borrowing into Advances of another Type or Types or Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Adjusted CD Rate Advances or Eurodollar Rate Advances into Advances of another Type or Advances of the same Type having the same or new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Adjusted CD Rate Advances or Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 9.04(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Contract Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Adjusted CD Rate Advances or Eurodollar Rate Advances, the duration of the Interest Period for each such Contract Advance.

(b) Mandatory. If the Borrower shall fail to select the Type of any Contract Advance or the duration of any Interest Period for any Contract Borrowing comprising Adjusted CD Rate Advances or Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section
1.01 and Section 2.10(a), or if any proposed Conversion of a Contract Borrowing that is to comprise Adjusted CD Rate Advances or Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c) Failure to Convert. Each notice of Conversion given pursuant to subsec-tion (a) above shall be irrevocable and binding on the Borrower. In the case of any Contract Borrowing that is to comprise Adjusted CD Rate Advances or Eurodollar Rate Advances upon Conversion, the Borrower shall indemnify each Lender against any loss (excluding any loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in
Article IV, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be, upon such Conversion, when such Conversion, as a result of such failure, does not occur.

SECTION 2.11. Prepayments. (a) Optional. The Borrower may, upon at least two Business Days' notice (or same day notice not later than 11:00 A.M. in the case of any prepayment of Base Rate Advances) to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Contract Advances made as part of the same Contract Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment of any Contract Borrowing shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and
(ii) in the case of any such prepayment of an Adjusted CD Rate Advance or Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) on the date of such prepayment.

(b) Mandatory. (i) If and to the extent that the aggregate principal amount of Advances outstanding plus the LC Outstandings on any date hereunder shall exceed the aggregate amount of the Commitments hereunder on such date, the Borrower shall prepay on such date a principal amount of Advances, and/or cash collateralize the LC Outstandings, in an aggregate amount at least equal to such excess (provided that the LC Outstandings shall in no event exceed $50,000,000), together with accrued interest to the date of such prepayment on such principal amount and, in the case of any such prepayment of Adjusted CD Rate Advances or Eurodollar Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) on the date of such prepayment. (ii) If and to the extent that the LC Outstandings on any date hereunder shall exceed $50,000,000, the Borrower shall cash collater-alize the LC Outstandings in the manner described in clause fourth of subsec-tion (c) below.

(c) Application. Upon each prepayment of the principal amount of Advances hereunder and/or cash collateralization of LC Outstandings pursuant to Sec-tion 2.11(b)(i) or 6.02(a), the Agent shall apply amounts received from the Borrower to the prepayment of the principal amount of Advances outstanding hereunder and to the cash collateralization of LC Outstandings in the following order of priority:

First, to the prepayment in whole or ratably in part of the principal amount of all outstanding Base Rate Advances,

Second, to the prepayment in whole or ratably in part of the principal amount of outstanding Adjusted CD Rate Advances and Eurodollar Rate Contract Advances, in such order of maturity as will, in the reasonable judgment of the Agent, minimize to the fullest extent practicable amounts payable by the Borrower in respect of such prepayment pursuant to Section 9.04(b),

Third, to the prepayment in whole or ratably in part of the principal amount of outstanding Competitive Bid Advances, in such order of maturity as will, in the reasonable judgment of the Agent, minimize to the fullest extent practicable amounts payable by the Borrower in respect of such prepayment pursuant to
Section 9.04(b), and

Fourth, to the cash collateralization of LC Outstandings by depositing such amounts in a special interest-bearing escrow account maintained by the Agent at the Agent's office (the "Cash Escrow Account") and pledged to the Agent for the benefit of each LC Bank and the Lenders pursuant to documentation reasonably satisfactory to the Agent and each LC Bank, which documentation shall set forth, among other things, the terms for the application of amounts on deposit in the Cash Escrow Account toward payment of the obligations of the Borrower under this Agreement, the Notes and any LC Bank Agreement.

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Adjusted CD Rate Reserve Percentage, or any Assessment Rate, in the case of Adjusted CD Rate Advances, or, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percent-
age) in or in the interpretation of any law or regulation or (ii) the compli-ance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in
(A) the cost to any Lender of agreeing to make or making, funding or maintain-ing Adjusted CD Rate Advances, Eurodollar Rate Advances or any other Advances, or (B) the cost to any LC Bank of issuing, maintaining or funding any Letter of Credit, then the Borrower shall from time to time, upon demand by such Lender or LC Bank (as the case may be) (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or LC Bank additional amounts sufficient to compensate such Lender or LC Bank for such increased cost. Without prejudice to any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12(a) shall survive the payment in full of principal and interest hereunder and under the Notes; provided, that no Lender or LC Bank shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period or stated expiry date of the Letter of Credit in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender or LC Bank to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in clause (i) or (ii) above if such demand is made within 90 days after the implementation of such retroac-tive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Borrower and the Agent by such Lender or LC Bank in good faith, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or LC Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other govern-mental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or LC Bank or any corporation controlling such Lender or LC Bank and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the Advances or to issue or participate in any Letter of Credit, then, upon demand by such Lender or LC Bank (as the case may be) (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender or LC Bank, from time to time as specified by such Lender or LC Bank, additional amounts sufficient to compensate such Lender or LC Bank or such corporation in the light of such circumstances, to the extent that such Lender or LC Bank determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or the partici-pation in or issuance or maintenance of any Letter of Credit or Advance or other commitments of the type hereunder. Without prejudice to any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12(b) shall survive the payment in full of principal and interest hereunder and under the Notes; provided, that no Lender or LC Bank shall be entitled to demand such compensation more than one year following the last day of the fiscal year of such Lender or LC Bank during which such capital requirement was applicable and in respect of which such Lender or LC Bank is seeking compensation; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender or LC Bank to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guideline or request.
A certificate as to such amounts submitted to the Borrower and the Agent by such Lender or LC Bank in good faith shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding the foregoing, no Lender or LC Bank shall give notice or demand for payment of any increased costs or compensation under this Section
2.12 unless such Lender or LC Bank, as the case may be, is generally imposing such increased costs on its similarly situated customers.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlaw-ful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Contract Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstanc-es causing such suspension no longer exist and (ii) the Borrower shall forth-with prepay in full all Eurodollar Rate Advances of all Lenders then outstand-ing, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.10. Any Lender that has notified the Agent of any illegality under this Section 2.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdic-tion of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Payments and Computations. (a) Except as otherwise expressly provided herein or in any LC Bank Agreement, the Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 9.02 in same day funds, and any such payment to the Agent shall constitute payment by the Borrower hereunder or under the Notes, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Agent for their respective interests in such payment. The Agent will promptly after any such payment cause to be distributed like funds relating to the payment of principal, interest, Facility Fees or LC Fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.03, 2.08, 2.12, 2.15 or 9.04(b)) (according to the Lenders' respective Commitments) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Accep-tance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

(c) All computations of Facility Fees, LC Fees and interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted CD Rate, the Eurodollar Rate or the Federal Funds Rate and of interest payable on Competitive Bid Advances shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.08, by a Lender) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day, and such reduction of time shall in such case be taken into account in the computation of interest or Facility Fees, as the case may be.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Except as otherwise provided in the definition of "Applicable Margin", any amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Base Rate plus 2%, payable upon demand.

SECTION 2.15. Taxes. (a) Any and all payments by the Borrower hereunder or under the Contract Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income and any withholdings in connection therewith, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivi-sion thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses, other than those arising from such Lender's gross negligence) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Prior to the date of the initial Borrowing in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the Borrower or the Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States with-holding taxes with respect to all payments to be made to such Lender hereunder and under the Notes. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall promptly notify the Agent and the Borrower in writing to that effect. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Agent shall withhold taxes from such payments at the applicable statuto-ry rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

(e)   Any Lender claiming any additional amounts payable pursuant to this
Section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f) If the Borrower makes any additional payment to any Lender pursuant to this Section 2.15 in respect of any Taxes or Other Taxes, and such Lender determines that it has received (i) a refund of such Taxes or Other Taxes or
(ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge solely as a result of any deduction or credit for any Taxes or Other Taxes with respect to which it has received payments under this Section 2.15, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes or Other Taxes. If such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.15(f), the Borrower shall upon demand of such Lender promptly repay the amount of such overpayment. Any determination made by such Lender pursuant to this Section 2.15(f) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 2.15(f) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any person to inspect any records, including tax returns, of any Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes; provided, that no Lender shall be entitled to demand any payment under this Section 2.15 more than one year following the last day of the fiscal year of such Lender during which the liability in respect of such Taxes or Other Taxes was incurred; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive any payment under this Section 2.15 to the extent that such payment relates to the retroactive application of any Taxes or Other Taxes if such demand is made within one year after the implementation of such Taxes or Other Taxes.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Contract Advances made by it (other than pursuant to Section 2.02(c), 2.08, 2.12, 2.15 or 9.04(b)) in excess of its ratable share of payments on account of the Contract Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Contract Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Extension of Termination Date. On an annual basis but no more than twice, unless the Termination Date shall have occurred, at least 90 but not more than 180 days prior to each date that is one year prior to the then-effective Termination Date, the Borrower may request the Lenders, by written notice to the Agent, to consent to a one-year extension of the Termination Date. Each Lender shall, in its sole discretion, determine whether to consent to such request and shall notify the Agent of its determination within 60 days of such Lender's receipt of notice of such request. If any Lender shall not have consented to such request during such 60-day period, the Agent shall promptly so notify the Borrower and the other Lenders, whereupon each other Lender may, during the 30-day period following receipt of such notice from the Agent, revoke any consent to such extension previously given by such Lender unless within such 30-day period the Borrower shall have replaced such non-consenting Lender pursuant to Section 9.07(i). If such request shall have been consented to by all the Lenders (as determined after giving effect to the replacement of any Lender pursuant to Section 9.07(i)), the Agent shall notify the Borrower in writing of such consent, and such extension shall become effective upon the delivery by the Borrower to the Agent and each Lender, on or prior to the then-effective Termination Date, of (i) a certificate of a duly authorized officer of the Borrower, dated such date, as to the accuracy, both before and after giving effect to such proposed extension, of the representa-tions and warranties set forth in Section 5.01 and as to the absence, both before and after giving effect to such proposed extension, of any Event of Default or event that with the giving of notice or the passage of time or both would constitute an Event of Default, (ii) certified copies of all corporate and governmental approvals, if any, required to be obtained by the Borrower in connection with such extension and (iii) an opinion or opinions of counsel to the Borrower as to the matters set forth in paragraph (3) of Exhibit E and paragraphs (1) through (7) of Exhibit F after giving effect to such extension and such other matters as any Lender, through the Agent, may reasonably request.

                                   ARTICLE III

                                LETTERS OF CREDIT

SECTION 3.01. LC Banks. As of the date of this Agreement, the Borrower has designated Bank of Montreal to act as an LC Bank hereunder, and the Agent has approved such designation. Bank of Montreal, pursuant to an LC Bank Agreement, has agreed to act as an LC Bank hereunder and, subject to the terms and conditions hereof and of such LC Bank Agreement, to issue Letters of Credit in an aggregate face amount not to exceed $50,000,000. Subject to the terms and conditions hereof, the Borrower may from time to time arrange for one or more other Lenders to act as an LC Bank hereunder. The Borrower shall notify the Agent of any such designation at least five Business Days prior to the first date upon which the Borrower proposes that such LC Bank issue its first Letter of Credit, so as to provide adequate time for such proposed LC Bank to be approved by the Agent hereunder; provided, that nothing contained herein shall be deemed to require any Lender to agree to act as an LC Bank, if it does not so desire. Within two Business Days following the receipt of any such designa-tion of a proposed LC Bank, the Agent shall notify the Borrower as to whether such designee is reasonably acceptable to the Agent.

SECTION 3.02. Letters of Credit. (a) Each Letter of Credit shall be issued (other than the Existing Letters of Credit) and the stated maturity of each Letter of Credit (including the Existing Letters of Credit) shall be extended or terms thereof modified or amended on or prior to the Termination Date on not less than five Business Days' prior written notice thereof to the Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant LC Bank. The notice of extension of an Existing Letter of Credit dated January 24, 1995 delivered by the Borrower to the Agent and the LC Bank shall be deemed a "Request for Issuance" under this Agreement, and upon such extension, if any, such letter of credit shall constitute a Letter of Credit for all purposes of this Agreement. Each such notice (a "Request for Issuance") shall specify
(i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the earlier to occur of the second anniversary of the date of issuance thereof and the Termination Date), (ii) the proposed stated amount of such Letter of Credit (which shall not be less than $5,000), expressed in U.S. Dollars, and (iii) such other information as shall demonstrate compliance by such Letter of Credit with the requirements specified therefor in this Agreement, (including, without limitation, Sections 2.05(b) and 2.11(b)). Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) speci-fied therein. Notwithstanding any provision of this Agreement, any LC Bank Agreement or any Letter of Credit to the contrary, (i) no Letter of Credit may be extended or renewed without prior satisfaction of the applicable conditions precedent to an Extension of Credit (including, without limitation, the requirements regarding the delivery of a Request for Issuance to the Agent and the relevant LC Bank) set forth in this Section 3.02(a), (ii) no "evergreen" letter of credit may be issued hereunder and (iii) the maximum amount available to be drawn under each Letter of Credit (other than an Existing Letter of Credit) that is denominated in a currency other than U.S. Dollars shall be expressed in U.S. Dollars, which amount shall be used in calculating LC Outstandings hereunder. Not later than 1:00 P.M. (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, such LC Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders. Unless the LC Bank shall have received notice in writing from the Agent or the Borrower to the contrary prior to the date of the issuance, extension, amendment or modification of a Letter of Credit, the LC Bank may assume that the conditions precedent to an Extension of Credit set forth in Article IV of this Agreement have been satisfied and the LC Bank may, in reliance on such assumption, issue, extend, amend or modify on such date such Letter of Credit.

(b) Each Lender severally agrees to participate in each Existing Letter of Credit and the execution of this Agreement shall be deemed to be a confirmation by the LC Bank and each Lender of such participation. In addition, each Lender severally agrees with each LC Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of Letters of Credit in accordance with the terms hereof, in the manner and the amount provided in Section 3.04(b), and the issuance of such Letter of Credit shall be deemed to be a confirmation by such LC Bank and each Lender of such participation in such amount.

SECTION 3.03. Letter of Credit Fees. (a) The Borrower shall pay to the Agent for the account of each Lender, ratably in accordance with their respective Commitments, the LC Fee, payable quarterly in arrears on the last day of each March, June, September and December to and including, and on, the Termination Date.

(b) The Borrower shall pay directly to each LC Bank the fees, if any, specified to be paid pursuant to the terms of the LC Bank Agreement to which such LC Bank is a party at the times and in the manner specified in such LC Bank Agreement.

SECTION 3.04. Reimbursement to LC Banks. (a) The Borrower hereby agrees to pay to the Agent for the account of each LC Bank, on demand made by such LC Bank to the Borrower and the Agent, on the date on which such LC Bank shall pay any amount under the Letter of Credit issued by such LC Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Bank until repayment to such LC Bank in full at a fluctuating interest rate per annum equal at all times to the interest rate hereunder for Base Rate Advances; provided, that, with respect to any Letter of Credit issued hereunder and denominated in a currency other than U.S. Dollars, the amount the Borrower shall pay to the Agent for the account of each LC Bank in respect of any payment made thereunder by such LC Bank, shall be an amount in U.S. Dollars equal to the U.S. Dollar Equivalent of the amount of any such payment.

(b) If any LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under the Letter of Credit issued by such LC Bank on the date of such payment, such LC Bank shall give the Agent and each Lender notice thereof (an "LC Payment Notice") no later than 12:00 noon (New York City time) on the Business Day immediately succeeding the date of such payment by such LC Bank; provided, however, that failure to give such notice shall not impair the rights of the relevant LC Bank hereunder. The LC Payment Notice shall specify such unreimbursed amount in U.S. Dollars. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such LC Bank under subsection (a) above by paying to the Agent for the account of such LC Bank an amount equal to such Lender's pro rata share (measured in accordance with the Lenders' respective Commitments) of such unreimbursed amount paid by such LC Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Lender; provided, that, with respect to any Letter of Credit issued hereunder and denominated in a currency other than U.S. Dollars, the amount paid by each Lender to purchase a partici-pation in the reimbursement obligation of the Borrower to such LC Bank under subsection (a) above shall be an amount in U.S. Dollars equal to the U.S. Dollar Equivalent of the purchase amount for such participation. Each such payment by a Lender shall be made not later than 3:00 P.M. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by such LC Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such LC Bank. Each Lender's obligation to make each such payment to the Agent for the account of such LC Bank shall be several and shall not be affected by the occurrence or continu-ance of an Event of Default or any event that with the giving of notice or passage of time or both would constitute an Event of Default, or the failure of any other Lender to make any payment under this Section 3.04. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c) The failure of any Lender to make any payment to the Agent for the account of an LC Bank in accordance with subsection (b) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender shall fail to make any payment to the Agent for the account of an LC Bank in accordance with subsection (b) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such LC Bank shall be deemed, for purposes of Section 2.16 and Article VII hereof to be a Lender hereunder owed a Contract Advance in an amount equal to the outstand-ing principal amount due and payable by such Lender to the Agent for the account of such LC Bank pursuant to subsection (b) above.

(d) Each participation purchased by a Lender under subsection (b) (including, without limitation, any such participation purchased by any Lender (in such capacity) that is also an LC Bank) above shall constitute a Base Rate Advance deemed made by such Lender to the Borrower on the date of such payment by the relevant LC Bank under the Letter of Credit issued by such LC Bank (irrespec-tive of the Borrower's noncompliance, if any, with the conditions precedent for Contract Advances hereunder); and all such payments by the Lenders in respect of any one such payment by such LC Bank shall constitute a single Contract Borrowing hereunder.

(e) Notwithstanding anything to the contrary in this Agreement, any failure of the Borrower to make any payment upon demand in accordance with subsection
(a) above shall not constitute an Event of Default hereunder, provided, however, that any failure of the Borrower to make any payment of principal of or interest due under the applicable Notes on any Base Rate Advance deemed to have been made hereunder pursuant to subsection (d) above shall constitute an Event of Default (after any applicable grace period set forth in Section 7.01(a) or (b)).

SECTION 3.05. Obligations Absolute. The payment obligations of each Lender under Section 3.04(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Contract Advance made under
Section 3.04(d) shall be unconditional and irrevocable, and shall to the fullest extent permitted by law be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement, such Letter of Credit or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of, or any consent to departure from, this Agreement, such Letter of Credit or any other agreement or instrument relating thereto in accordance with the terms thereof;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transfer-ee, of such Letter of Credit (or any Persons for whom any such benefi-ciary or any such transferee may be acting), any LC Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(iv) payment in good faith by any LC Bank against presentation of any document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or

(v) payment in good faith by any LC Bank under the Letter of Credit issued by such LC Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit.

SECTION 3.06. Liability of LC Banks and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the Lenders, other than the LC Bank that has issued the applicable Letter of Credit, nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by such LC Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. No Lender, other than the LC Bank that has issued the applicable Letter of Credit, shall be obligated to indemnify the Borrower for damages caused by any LC Bank's wilful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or wilful misconduct of any LC Bank.

                                   ARTICLE IV

                       CONDITIONS OF EXTENSIONS OF CREDIT

SECTION 4.01. Conditions Precedent to Initial Extensions of Credit. The obligation of each Lender to make its initial Extension of Credit is subject to the satisfaction, prior to or concurrently with the making of such initial Extension of Credit, of each of the following conditions precedent:

(a) Documents and Other Agreements. The Agent shall have received on or before the day of the initial Extension of Credit the following, each dated the same date, in form and substance satisfactory to the Agent and (except for the Notes) with one copy for each Lender:

(i) The Contract Notes payable to the order of each of the Lenders, respec-tively;

(ii) A true and correct copy of the Support Agreement, together with (1) a schedule of all "Obligations" thereunder and (2) a letter from the Parent to the Agent and the Lenders confirming that the obligations of the Borrower hereunder and under the Notes constitute "Obligations" under the Support Agreement and that the Lenders constitute "Lenders" under the Support Agreement;

(iii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Notes and the Support Agreement and of all documents evidencing other necessary corporate action with respect to this Agreement, the Notes and the Support Agreement;

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes and the Support Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Articles of Incorpo-ration and the By-laws of the Borrower, in each case as in effect on such date; (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Borrower of this Agree-ment, the Notes and the Support Agreement;

(v) Certified copies of the minutes of the Board of Directors of the Parent approving the Support Agreement;

(vi) A certificate of the Secretary or an Assistant Secretary of the Parent certifying (A) the names and true signatures of the officers of the Parent authorized to sign the Support Agreement and the other documents to be delivered by the Parent hereunder; (B) that attached thereto are true and correct copies of the Articles of Incorporation and By-laws of the Parent, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Parent of the Support Agreement;

(vii) A certificate of the chief financial officer or treasurer of the Borrower, or such other officer of the Borrower acceptable to the Agent, stating that (A) the representations and warranties contained in
        Section 5.01 of this Agreement are correct in all material respects on and as of the date of such certificate as though made on and as of such date and (B) no Event of Default, and no event that with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing;

(viii) A favorable opinion of Gardner, Carton & Douglas, special counsel for the Borrower and the Parent, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Agent may reasonably request;

(ix) A favorable opinion of James K. Murphy, Esq., Associate Corporate Attor-ney, substantially in the form of Exhibit F hereto and to such other matters as any Lender through the Agent may reasonably request;

(x) A favorable opinion of King & Spalding, counsel for the Agent, substan-tially in the form of Exhibit G hereto;

(xi) The balance sheets of the Parent and its Subsidiaries as at December 31, 1994, and the related statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen & Co., and the unaudited balance sheets of the Parent and its Subsidiaries as at September 30, 1995 and the related statements of income and retained earnings of the Parent and its Subsidiaries for the nine-month period then ended, accompanied by a certificate of the chief financial officer or treasurer of the Borrower stating that (A) such financial statements fairly present (subject, in the case of such finan-cial statements as at September 30, 1995, to year-end adjustments) the financial condition of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, and (B) there has been no material adverse change in the financial condition, operations, business or prospects of the Borrower or the Parent and its Subsidiaries, taken as a whole, as reflected in such financial statements for the fiscal year ended December 31, 1994.

(b) Termination of Other Facilities. The Agent shall have received evidence satisfactory to it that all obligations of the Borrower under that certain Credit Agreement, dated as of March 11, 1992, as amended, among the Borrower, the banks named therein and Citibank, as agent, shall have been paid in full, and that the commitments of the "Lenders" thereunder have been terminated.

SECTION 4.02. Condition Precedent to Each Extension of Credit. The obligation of each Lender or LC Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit, but excluding Conversions) shall be subject to the further condition precedent that on the date of such Extension of Credit the following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Extension of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):

(i) The representations and warranties contained in Section 5.01 are correct in all material respects on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date and except that the references set forth in Section 5.01(f) to the December 31, 1994 financial statements of the Parent and its Subsidiaries shall be deemed a reference to the financial statements of the Parent and its Subsidiaries most recently submitted to the Lenders; and

(ii) No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

SECTION 4.03. Condition Precedent to Certain Conversions. The obligation of each Lender to Convert any Contract Borrowing that, upon such Conversion, is to comprise Adjusted CD Rate Advances or Eurodollar Rate Advances is subject to the condition precedent that on the date of such Conversion no Event of Default shall have occurred and be continuing, and the giving by the Borrower of the applicable notice of Conversion described in Section 2.10(a) shall constitute a representation and warranty by the Borrower that no Event of Default has occurred and is continuing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the juris-diction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect the financial condition, operations, business, properties, or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's Articles of Incorporation or By-laws, (ii) any law applicable to the Borrower or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (each, a "Governmen-tal Approval") is required as of the date of this Agreement for the due execution, delivery and performance by the Borrower of this Agreement or the Notes or by the Parent of the Support Agreement; and no Governmental Approval will be required after the date of this Agreement for the due execution and delivery by the Borrower of the Competitive Bid Notes, the performance by the Borrower of this Agreement or the Notes or the performance of the Support Agreement by the Parent except for such Governmental Approvals (notice of each of which shall be promptly given to the Lenders) that shall be in full force and effect as and when required and not subject to appeal.

(d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganiza-tion, moratorium or similar laws affecting the enforcement of creditors' rights generally.

(e) The Support Agreement is in full force and effect and has not been amended, modified, waived or terminated, except in accordance with the terms hereof and thereof, and the Parent is not in default of any of its obligations thereunder.

(f) The balance sheets of the Parent and its Subsidiaries as at December 31, 1994, and the related statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen & Co., and the unaudited balance sheets of the Parent and its Subsid-iaries as at September 30, 1995 and the related statements of income and retained earnings of the Parent and its Subsidiaries for the nine-month period then-ended, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such financial statements as at September 30, 1995, to year-end adjustments) the financial condition of the Parent and its Subsidiaries as at such dates and the results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP (except as otherwise noted therein), and since December 31, 1994, there has been no material adverse change in the financial condition, opera-tions, business or prospects of the Borrower or the Parent and its Subsidiar-ies, taken as a whole, as reflected in such financial statements.

(g) Except as disclosed in the Parent's Annual Report to Stockholders for the year ended December 31, 1994, and in the Parent's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, there is no pending or threatened action or proceeding affecting the Borrower, the Parent or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of the Borrower or the Parent and its Subsidiaries, taken as a whole, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note or the Support Agreement. There has been no change in any such matter disclosed in such Annual Report the effect of which could reasonably be expected to cause any such material adverse effect.

(h) Without the prior consent of the Agent, the Lenders and each LC Bank, no proceeds of any Advance have been or will be used directly or indirectly in connection with any transaction subject to the requirements of Section 14 of the Exchange Act with respect to which proxies, consents or authorizations are being sought by any person (as defined in the Exchange Act) other than the majority of the board of directors of the issuer in respect of which such proxies, consents or authorizations, as the case may be, are being sought.

(i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regula-tion U issued by the Board of Governors of the Federal Reserve System). Not more than 25% of the value of the assets of the Parent or of the Borrower and its Subsidiaries is, on the date hereof, represented by margin stock.

(j) The Borrower (i) is not a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, and (ii) is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended.

(k) No ERISA Termination Event has occurred, or is reasonably expect to occur, with respect to any ERISA Plan that may materially and adversely affect the financial condition, operations, business or prospects of the Borrower or of the Parent and its Subsidiaries, taken as a whole.

(l) The Borrower is in compliance in all material respects with all applica-ble laws, rules, regulations and orders, including, without limitation, all Environmental Laws.

                                   ARTICLE VI

                            COVENANTS OF THE BORROWER

SECTION 6.01. Affirmative Covenants. Unless the Majority Lenders shall otherwise consent in writing, so long as any Note or any amount payable by the Borrower hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will, and, in the case of Section 6.01(b), will cause its Subsidiaries to:

(a)   Reporting Requirements.  Furnish to the Lenders:
(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating (showing each direct Subsidiary of the Parent) balance sheets of the Parent and its Subsidiaries as of the end of such quarter, consolidated and consolidating (showing each direct Subsidiary of the Parent) statements of income and retained earnings of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, consol-idated balance sheets of the Borrower as of the end of such quarter and consolidated statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by the chief finan-cial officer or treasurer of the Borrower, or such other officer of the Borrower acceptable to the Agent;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Parent and its Subsidiaries, containing consolidated financial statements for such year, certified by Arthur Andersen & Co. or another nationally recognized firm of independent public accountants, and a copy of the unaudited consolidating (showing each direct Subsidiary of the Parent) financial state-ments of the Parent and its Subsidiaries and the consolidated financial statements of the Borrower for such year;

(iii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower and within 120 days after the end of the fiscal year of the Borrower, a certificate of the chief financial officer or treasurer of the Borrower, or such other officer of the Borrower acceptable to the Agent, (A) demonstrating, in reasonable detail and with supporting calculations, compliance with the ratio set forth in
Section 7.01(k) hereof and (B) stating that no Event of Default and no event that, with the giving of notice or lapse of time or both, will constitute an Event of Default has occurred and is continuing, or if an Event of Default or such event has occurred and is continuing, a statement setting forth details of such Event of Default or event and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent and within 120 days after the end of the fiscal year of the Parent, a certificate of the chief financial officer or treasurer of the Parent, or such other officer of the Parent acceptable to the Agent, (A) demonstrating, in reasonable detail and with supporting calculations, compliance by the Parent with the financial covenants set forth in Sections 4 and 6 of the Support Agreement and (B) stating that the Parent is not in default in the performance or observance of any term, covenant or agreement contained in the Support Agreement;

(v) as soon as possible and in any event within five days after the occur-rence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Borrower, or such other officer of the Borrower acceptable to the Agent, setting forth details of such Event of Default or event and the actions that the Borrower has taken and proposes to take with respect thereto;

(vi) as soon as possible and in any event within five days after the commence-ment of litigation against the Borrower or any of its Subsidiaries, or the receipt of a notice of default by the Borrower or any of its Subsidiaries, in either case, that could reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, notice of such litigation or notice of default describing in reasonable detail the facts and circumstances concerning such litigation or default and the Borrower's or such Subsidiary's proposed actions in connection therewith;

(vii) promptly after the sending or filing thereof, copies of annual, quarterly or current reports on Forms 10-K, 10-Q or 8-K (or any successor forms thereto) and registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvest-ment plan) that the Parent or the Borrower or any other Subsidiary of the Parent files with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Exchange Act, or with any national securities exchange; and

(viii) such other information respecting the condition or operations, finan-cial or otherwise, of the Parent, the Utility, the Borrower or any of the Parent's other Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(b) Keep Books; Corporate Existence; Maintenance of Properties; Compliance with Laws; Insurance; Rights of Inspection; Payment of Material Obligations.
(i)   keep proper books of record and account, all in accordance with GAAP;

(ii) preserve and keep in full force and effect its existence (except in each instance to the extent otherwise permitted pursuant to Section 6.02(c)) and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business;

(iii) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and are necessary to carry on its business;

(iv) comply in all material respects with all applicable laws, rules, regula-tions and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws, except in each case to the extent that any noncompliance could not reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole;

(v) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates;

(vi) subject to the requirements of laws or regulations applicable to the Borrower and in effect at the time, at any time and from time to time upon reasonable notice and during normal business hours, the Borrower shall permit
(A) the Agent, any Lender, and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and (B) the Agent, each of the Lenders, and their respective agents and representatives to discuss the affairs, finances and accounts of the Borrower with the Borrower and its officers, directors and accountants; and

which the failure to pay when due could have a material adverse effect on the financial condition, results of operations, business or prospects of the Borrower or its ability to perform under this Agreement or any Note.

(c) Use of Proceeds. Use the proceeds of each Borrowing hereunder exclusive-ly for general corporate purposes, acquisitions and working capital require-ments in connection with energy-related businesses.

SECTION 6.02. Negative Covenants. Unless the Majority Lenders shall otherwise consent in writing, so long as any Note or any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereun-der, the Borrower will not:

(a) Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that, (i) any such Subsidiary may transfer assets to any other such Subsidiary or to the Borrower, (ii) any such Subsidiary may sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to a Person other than the Borrower and its Subsidiaries (each a "Disposition") if the aggregate book value of all such assets sold, leased, transferred, conveyed or disposed of by such Subsidiaries in Dispositions, after giving effect to such Disposi-tion, during any fiscal year do not exceed $10,000,000, (iii) any such Subsid-iary may transfer its assets to any other Person in connection with a sale and leaseback financing entered into by such Subsidiary, (iv) the Borrower and any of its Subsidiaries may sell its assets in a cash transaction, provided, in the case of any transaction described in clause (iii) or (iv), the consideration (as hereinafter defined) received for such assets is at least equal to the fair value (as determined in good faith by the board of directors of the Borrower) thereof, and (A) such consideration is delivered immediately to the Agent to be applied in accordance with Section 2.11(c) to the prepayment of the principal amount of Advances then outstanding and/or the cash collateralization of LC Outstandings, together with accrued interest to the date of such prepayment (if any) and any other amounts payable hereunder, with the remainder, if any, to be returned to the Borrower, (B) such consideration is reinvested, or held in cash or cash equivalents for reinvestment, in other energy-related projects owned or to be owned by the Borrower or any of its Subsidiaries, or (C) such consider-ation is applied immediately to the payment or prepayment of debt incurred by the Borrower or such Subsidiary in connection with the project comprising such assets, provided further in each case, that immediately after giving effect to any such transaction, no Event of Default or event that with the giving of notice or the passage of time, or both, would constitute an Event of Default shall have occurred and be continuing. As used in this Section 6.02(a), the term "consideration" shall mean cash consideration or the fair value of non-cash consideration (as determined in good faith by the board of directors of the Borrower).

(b) Liens, Etc. Create or suffer to exist, or permit any of its direct or indirect Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its direct or indirect Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt, other than (i) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in the contemplation of such acquisition), (ii) liens created by purchase money mortgages or other security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, (iii) liens or security interests upon or with respect to any of the Borrower's interests in its Subsidiaries (other than direct Subsidiaries of the Borrower) or any of the Borrower's Subsidiaries' assets incurred solely to secure repayment of project financing for, or utility obligations of, such Subsidiary, (iv) liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, securing obligations that are not overdue for a period of more than 30 days after the filing of any notice with respect to, or the Borrower's otherwise having notice of, such lien or that are being contested in good faith, (v) liens or security interests on assets of a Subsidiary securing Debt of such Subsidiary, provided that the aggregate principal amount of Debt of Subsidiaries secured by liens or security interests incurred pursuant to this subsection (v) shall not exceed $10,000,000 at any time, (vi) liens on any assets of any Subsidiary of the Borrower in favor of the Borrower or any Subsidiary of the Borrower, and (vii) extensions and renewals of any lien or security interest described in clauses (i) through (vi) above, provided that (A) any such extension or renewal shall be limited to the property theretofore subject to such lien or security interest and (B) the principal amount of the Debt secured by such lien or security interest shall not be increased.

(c) Mergers and Consolidations. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge with the Borrower and (iii) the Borrower may merge with the Parent, provided in each case that, immediately after giving effect to such proposed transaction, (A) no Event of Default or event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of any such transaction to which the Borrower is a party, the Borrower is the surviv-ing corporation or the survivor shall have expressly assumed the obligations of the Borrower hereunder and under the Notes pursuant to an assumption agreement in form and substance satisfactory to the Majority Lenders.

(d) Modification of Support Agreement. Amend, modify, terminate or waive any provision of the Support Agreement, or consent to any of the foregoing, except in each case in accordance with the terms of the Support Agreement.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or interest thereon or any other amount payable under this Agreement within two Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or by the Parent (or any of its officers) in connection with this Agreement or the Support Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.02, (ii) the Parent shall fail to perform or observe any term, covenant or agreement contained in the Support Agreement or
(iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 20 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) (i) The Borrower, the Parent, the Utility or LG&E Gas Systems, Inc. ("Gas Systems") shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount in excess of $10,000,000 in the aggregate (but excluding Debt evidenced by the Notes) of the Borrower, the Parent, the Utility or Gas Systems, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, accelera-tion, demand or otherwise), and such failure shall continue after the applica-ble grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, that clauses (ii) and (iii) above shall not apply to any Debt described in clause (vi) of the definition of "Debt" or any Debt described in clause (viii) of the definition of "Debt" in respect of Debt of others of the kind referred to in clause (vi) of the definition of "Debt"; or

(e) The Borrower, the Parent, the Utility or Gas Systems shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent, the Utility or Gas Systems seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceed-ing (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Parent, the Utility or Gas Systems shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower, the Parent, the Utility or Gas Systems and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by Section 412 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), for any plan year or a waiver of such standard is sought or granted under
Section 412(d) of the Code, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have been terminated or the subject of termina-tion proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower shall have incurred a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA and there shall result from such event either a liability or a material risk of incurring a liability to the PBGC or an ERISA Plan, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv) of this subsection (g), (A) such event (if correctable) shall not have been corrected and (B) the then-present value of such ERISA Plan's vested benefits exceeds the then-current value of assets accumulated in such ERISA Plan by more than the amount of $10,000,000 (or in the case of an ERISA Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

(h) Any provision of the Support Agreement shall for any reason (except pursuant to the terms thereof) cease to be valid and binding on any party thereto or any party thereto shall so state in writing; or

(i) Any authorization or approval or other action by any governmental authority or regulatory body required for the execution, delivery or perfor-mance of (i) this Agreement, the Notes or the Support Agreement by the Borrower or (ii) the Support Agreement by the Parent shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect; or

(j) Failure by the Borrower to maintain a Consolidated Net Worth of $25,000,- 000 or more for any reason at any time; or

(k) The Capitalization Ratio of the Parent shall exceed 60% for any reason at any time;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower (i) declare the obligation of each Lender to make Advances (other than Advances under Section 3.04(b)) and of any LC Bank to issue any Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby express-ly waived by the Borrower, and (iii) make demand upon the Borrower to, and forthwith upon such demand, the Borrower shall, deposit with the Agent in same day funds in the Cash Escrow Account, an amount equal to the aggregate LC Outstandings, such cash escrow to be held for the benefit of the LC Banks and the Lenders for payment of obligations of the Borrower under this Agreement, the Notes and any LC Bank Agreements and Letters of Credit outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and of each LC Bank to issue any Letter of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Section 7.01 shall affect (i) the obligations of any LC Bank to make any payment under any Letter of Credit issued by such LC Bank in accordance with the terms of such Letter of Credit or
(ii) the participatory interest of each Lender in each such payment thereunder.

                                  ARTICLE VIII

                                    THE AGENT

SECTION 8.01. Authorization and Action. Each Lender and LC Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protect-ed in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender, any LC Bank or the Borrower for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforce-ability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecop-ier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Citibank and Affiliates. With respect to its Commitment, the Extensions of Credit made by it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 5.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowl-edges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Lenders agree to indemnify the Agent and each LC Bank (to the extent not reimbursed by the Borrower), ratably according to (i) at any time on or prior to the Termination Date, the respective princi-pal amounts of the Contract Notes then held by each of them (or if no Contract Notes are at the time outstanding or if any Contract Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments) and (ii) at any time after the Termination Date, the respective principal amounts of the Notes then held by each of them (or if any Notes are held by Persons that are not Lenders, ratably according to the respective unpaid principal amounts of the Extensions of Credit made by each Lender), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or any LC Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or any LC Bank under this Agree-ment, provided that no Lender shall be liable for any portion of such liabili-ties, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or any LC Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each LC Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent or such LC Bank, as the case may be, in connection with the preparation, execution, delivery, administration, modifica-tion, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Agent or the relevant LC Bank is not reimbursed by the Borrower.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resigna-tion or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of "Eligible Assignee" and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default, and no event that with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, then no successor Agent shall be appointed under this Section 8.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Contract Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (and, in the case of any amendment or waiver, the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is the Borrower or an Affiliate of the Borrower), do any of the following: (a) waive any of the conditions specified in Section 4.01 or 4.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obliga-tions, (c) reduce the principal of, or interest on, the Contract Notes or reduce any Applicable Margin or any fees or other amounts payable hereunder,
(d) postpone any date fixed for any payment of principal of, or interest on, the Contract Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Contract Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend Section
2.17 hereof or this Section 9.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided, further, that no amendment, waiver or consent, unless in writing and signed by each LC Bank in addition to the Lenders required above to take such action, shall affect the rights or duties of any LC Bank under Article III hereof.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 220 W. Main Street, Louis-ville, Kentucky 40202, Attention: Treasurer, if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department, North American Finance Group; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender, any LC Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, the Notes, the Support Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the Support Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b) If any payment of principal of, or Conversion of, any Adjusted CD Rate Advance or Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Contract Advance, as a result of a payment or Conver-sion pursuant to Section 2.10 or 2.13 or a prepayment pursuant to Section 2.11 or acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (excluding any loss of anticipated profits), costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Contract Advance.

(c) The Borrower hereby agrees to indemnify and hold each Lender, each LC Bank, the Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceed-
ing) that any of them may incur or which may be claimed against any of them by any person or entity by reason of or in connection with the execution, delivery or performance of this Agreement, the Notes, each LC Bank Agreement or any transaction contemplated thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Extension of Credit, except to the extent such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. The Borrow-er's obligations under this Section 9.04(c) shall survive the repayment of all amounts owing to the Lenders, the LC Banks and the Agent under this Agreement, the Notes and any LC Bank Agreement and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Sec-tion 9.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissi-ble under applicable law.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each Lender and LC Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or LC Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender or the LC Bank Agreement to which such LC Bank is a party, as the case may be, irrespective of whether or not such Lender or LC Bank shall have made any demand under this Agreement or such Note or such LC Bank Agreement and although such obligations may be unmatured. Each Lender and LC Bank agrees promptly to notify the Borrower after any such set-off and application made by such Lender or LC Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and LC Bank under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender and LC Bank may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and each LC Bank (which consent shall not be unreasonably withheld or delayed), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Contract Advances owing to it and the Contract Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any Competitive Bid Advances or Competitive Bid Notes), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (or if less, the entire amount of such Lender's Commitment) and shall be an integral multiple of $1,000,000,
(iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Contract Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement together with copies of the financial statements referred to in
Section 5.01(f) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, upon such assigning Lender or upon any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Contract Advances owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Contract Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Contract Note or Notes a new Contract Note to the order of such Eligible Assignee in an amount equal to the Commit-ment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Contract Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Contract Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Contract Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

(e) Each Lender may assign to one or more banks or other entities any Competitive Bid Note or Notes held by it.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement, the Contract Notes and any LC Bank Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Note or Notes held by it and any Letter of Credit issued by it); provided, however, that (i) such Lender's obligations under this Agreement, the Contract Notes, any LC Bank Agreement and any Letter of Credit issued by it, (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, the Contract Notes and any LC Bank Agreement, (iv) such Lender shall remain the issuer of any Letter of Credit issued by it, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, the Contract Notes and any LC Bank Agreement.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any informa-tion relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or partici-pant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(h) Notwithstanding anything to the contrary set forth herein, any Lender may assign, as collateral or otherwise, any of its rights hereunder and under the Notes (including, without limitation, its rights to receive payments of principal and interest hereunder and under the Notes) to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

(i) If any Lender shall (A) fail to consent to the extension of the Termina-tion Date within 60 days of receipt by such Lender of notice of any request pursuant to Section 2.17 or (B) make demand for payment under Section 2.12(a), 2.12(b) or 2.15, or shall deliver any notice to the Agent pursuant to Sec-tion 2.13 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then upon termination of such 60-day period or within 60 days of such demand (if, and only if, such payment demanded under Section 2.12(a), 2.12(b) or 2.15, as the case may be, shall have been made by the Borrower) or such notice (if such suspension is still in effect), as the case may be, the Borrower, with the prior written consent of each LC Bank (which consent shall not be unreasonably withheld or delayed), may demand that such Lender assign in accordance with this Section 9.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender's Commitment and the Contract Advances owing to it within the next 30 days. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms reasonably acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender's Commitment or Advances, then such Lender may assign such Commit-ment and Advances to any other Eligible Assignee in accordance with this
Section 9.07 during such 30-day period.

SECTION 9.08. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE LENDERS AND THE LC BANKS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR LC BANK AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counter-parts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.11. Confidentiality. In connection with this Agreement and the transactions contemplated hereby (including, without limitation, Section 6.01(b)(vi) hereof), the Borrower may provide the Agent, the LC Bank or any Lender with certain confidential, non-public or proprietary written information concerning the Borrower's business ("Confidential Borrower Information"). The Agent, the LC Bank and each Lender agree to hold any Confidential Borrower Information provided to it hereunder in confidence and agree that except as otherwise expressly provided herein, they will not disclose to any Person any portion of the Confidential Borrower Information so provided without the prior written consent of the Borrower. It is understood however, that Confidential Borrower Information shall not include information that is or becomes publicly available, information that was available to the Agent, the LC Bank or any Lender prior to disclosure by the Borrower hereunder or information which becomes available to the Agent, the LC Bank or any Lender on a non-confidential basis from a source that is not known to such Person to be subject to a confidentiality agreement with the Borrower. It is further understood that Confidential Borrower Information may be disclosed by the Agent, the LC Bank or any Lender (i) to such Person's directors, officers, employees, affiliates, agents, advisors and consultants on a "need to know" and confidential basis in connection with this Agreement and the transactions contemplated hereby, (ii) to other Lenders and prospective Lenders who have agreed in writing to maintain the confidentiality of such Confidential Borrower Information (it being understood that any prospective Lenders shall be required to enter into an agreement to maintain the confidentiality of any Confidential Borrower Informa-tion to be provided to them), (iii) at the request of any regulatory or examining authority having jurisdiction over such Person, (iv) pursuant to subpoena or other legal process or as otherwise required by law, in which case, the Agent, the LC Bank or any Lender, as the case may be, shall provide the Borrower with notice of such disclosure promptly so that the Borrower may seek a protective order or appropriate remedy if available, unless provision of any such notice would result in a violation of any such subpoena or order of a court of competent jurisdiction, and (v) in their respective banking relation-ships with the Borrower. The respective obligations of the Agent, the LC Bank and each Lender hereunder with respect to Confidential Borrower Information shall survive the Termination Date but shall terminate on the date one year subsequent thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                     LG&E ENERGY SYSTEMS INC.



                     By _____________________
                     C.A. Markel
                     Treasurer



                     CITIBANK, N.A.,
                     as Agent



                     By _____________________
                     Name:
                     Title:


                     BANK OF MONTREAL
                     as Co-Agent


                     By _____________________
                     Name:
                     Title:

Commitment           CITIBANK, N.A.,
$30,000,000          as Lender



                     By _____________________
                     Name:
                     Title:

Commitment           BANK OF MONTREAL,
$25,000,000          as Lender



                     By _____________________
                     Name:
                     Title:

Commitment           THE CHASE MANHATTAN
$25,000,000          BANK, N.A.




                     By _____________________
                     Name:
                     Title:

Commitment           THE BANK OF NEW YORK
$20,000,000



                     By _____________________
                     Name:
                     Title:

Commitment           PNC BANK,
$20,000,000          KENTUCKY, INC.




                     By _____________________
                     Name:
                     Title:

Commitment           CIBC INC.
$15,000,000


                     By _____________________
                     Name:
                     Title:

Commitment           THE SANWA BANK LIMITED,
$15,000,000          ATLANTA AGENCY



                     By _____________________
                     Name:
                     Title:



$150,000,000         TOTAL OF THE COMMITMENTS

                                   SCHEDULE I

                            LG&E ENERGY SYSTEMS INC.
                          $150,000,000 Credit Agreement

                     Eurodollar       Domestic         CD Lending
Name of Bank         Lending Office   Lending Office   Office

Bank of Montreal     115 S. La Salle  Same as Euro-    Same as Euro-
                     Street           dollar           dollar
                     Chicago, IL      Lending          Lending
                     60603            Office           Office
                     Contact: J.
                     Michael Linton
                     Tel: (312)
                     750-4370
                     Fax: (312)
                     750-4314

CIBC Inc.            200 W. Madison   Same as Euro-    Same as Euro-
                     Street           dollar           dollar
                     Suite 2300       Lending          Lending
                     Chicago, IL      Office           Office
                     60606
                     Tel: (312)
                     855-3252
                     Fax: (312)
                     750-0927
                     Att:  Margaret
                     E. McTigue

Citibank, N.A.       399 Park Avenue  Same as Euro-    Same as Euro-
                     4th Floor        dollar           dollar
                     New York, NY     Lending          Lending
                     10043            Office           Office
                     Tel: (212)
                     559-1282
                     Fax: (212)
                     852-9852
                     Att:  Utilities
                     Dept.

PNC Bank,            500 W. Jeff-     Same as Euro-    Same as Euro-
Kentucky, Inc.       erson            dollar           dollar
                     Louisville,      Lending          Lending
                     KY 40296         Office           Office
                     Tel: (502)
                     581-3022
                     Fax: (502)
                     581-2302
                     Contact: Brennan
                     T. Danile

The Bank of          One Wall Street  Same as Euro-    Same as Euro-
New York             New York, NY     dollar           dollar
                     10286            Lending          Lending
                     Tel: (212)       Office           Office
                     635-7547
                     Fax: (212)
                     635-7923
                     Att:  Dennis
                     Pidherny

The Chase Manhat-    Two Chase        Same as Euro-    Same as Euro-
tan Bank, N.A.       Manhattan        dollar           dollar
                     Plaza            Lending          Lending
                     5th Floor        Office           Office
                     Tel: (212)
                     552-3017
                     Fax: (212)
                     552-4455
                     Att:  Joselin
                     Fernandes

The Sanwa Bank       133 Peachtree    Same as Euro-    Same as Euro-
Atlanta Agency       Street NE        dollar           dollar
                     Georgia Pacif-   Lending          Lending
                     ic Center        Office           Office
                     Suite 4750
                     Atlanta, GA
                     30303
                     Tel: (404)
                     586-6880
                     Fax: (404)
                     589-1629
                     Telex: 4611830
                     Answerback: SANWATL
                     Operations Con-
                     tact:  Kristie
                     Hartrampf
                     (404)
                     586-6893

                                   SCHEDULE II

                            LG&E ENERGY SYSTEMS INC.
                          $150,000,000 Credit Agreement

                           EXISTING LETTERS OF CREDIT

IRREVOCABLE STANDBY
LETTER OF CREDIT                              STATED AMOUNT

Number SLCDC/3896/91499 dated January 31,     US$5,000,00.00
1995 issued for the account of LG&E Energy
Systems Inc. by Bank of Montreal in favor of Credit Suisse, as Agent, as amended by Amendment dated December 29, 1995

Number SLCDC/3896/911541 dated March 21,      US$5,000,000.00
1995 issued for the account of LG&E Energy
Systems Inc. by Bank of Montreal in favor of Credit Suisse, as Cash Collateral Agent

Number SLCDC/3896/911571 dated March 31,      US$2,918,272.00
1995 issued for the account of LG&E Energy
Systems Inc. by Bank of Montreal in favor of Credit Suisse, as Agent

Number SLCDC3896/911672 dated August 1,       US$1,353,765.29
1995 issued for the account of LG&E Energy
Systems Inc. by Bank of Montreal in favor of Banco Central Hispanoamericano, S.A., as Agent

Number SLCDC3896/911673 dated August 1,       US$220,284.48
1995 issued for the account of LG&E Energy
Systems Inc. by Bank of Montreal in favor of KW Groningen, B.V., as Subordinated
Lender

                                   EXHIBIT A-1

                              FORM OF CONTRACT NOTE

U.S.$______________                                Dated: _________, 19__


FOR VALUE RECEIVED, the undersigned, LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________- __________________ (the "Lender") for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Contract Advances made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date, payable on the Termina-tion Date.

The Borrower promises to pay interest on the unpaid principal amount of each Contract Advance from the date of such Contract Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Contract Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Contract Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of Jan-uary ___, 1996 (the "Credit Agreement"), among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N.A., as Agent for the Lender and such other banks, and Bank of Montreal, as Co-Agent. The Credit Agreement, among other things, (i) provides for the making of Contract Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Contract Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                     LG&E ENERGY SYSTEMS INC.



                     By ____________________
                     Name:
                     Title:

              ADVANCES, INTEREST PERIODS AND PAYMENTS OF PRINCIPAL

                              Interest               Amount of
                              Period (if             Principal   Unpaid
                 Amount of    any) of     Paid or    Principal   Notation
Date             Advance      Advance     Prepaid    Balance     Made By

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________



                                   EXHIBIT A-2

                          FORM OF COMPETITIVE BID NOTE

U.S.$______________                               Dated: __________, 19__

FOR VALUE RECEIVED, the undersigned, LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________- _____________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on __________, 19__, the principal amount of _____________ Dollars ($___________).

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate: ____% per annum (calculated on the basis of a year of ____ days for the actual number of days elapsed).

Interest Payment Date or Dates:  _______________________

Both principal and interest are payable in lawful money of the United States of America to ___________________ or the account of the Lender at the office of Citibank, N.A., as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds, free and clear of and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto to the extent and in the manner provided in the Credit Agreement.

This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement"), among the Borrower, the Lender and certain other banks parties thereto, and Citibank, N.A., as Agent for the Lender and such other banks, and Bank of Montreal, as Co-Agent. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                     LG&E ENERGY SYSTEMS INC.



                     By ____________________
                     Name:
                     Title:

                                   EXHIBIT B-1

                      FORM OF NOTICE OF CONTRACT BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York 10043


[Date]


Attention:           Utilities Department
                     North American Finance Group


Ladies and Gentlemen:

The undersigned, LG&E Energy Systems Inc., refers to the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and Bank of Montreal, as Co-Agent, and hereby gives you notice, irrevocably, pursuant to
Section 2.02 of the Credit Agreement that the undersigned hereby requests a Contract Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Contract Borrowing (the "Proposed Contract Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Contract Borrowing is ________________- __, 19__.

(ii) The Type of Contract Advances to be made in connection with the Proposed Contract Borrowing is [Adjusted CD Rate Advances] [Base Rate Advances] [Euro-dollar Rate Advances].

(iii)   The aggregate amount of the Proposed Contract Borrowing is $__________-
__.

(iv) The Interest Period for each Contract Advance made as part of the Proposed Contract Borrowing is [____ days] [____ month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Contract Borrowing:

(A) the representations and warranties contained in Section 5.01 are correct in all material respects, before and after giving effect to the Proposed Contract Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date and except that the references set forth in Section 5.01 to the December 31, 1994 financial statements of the Parent and its Subsidiaries shall be deemed a reference to the quarterly or annual financial statements of the Parent and its Subsidiaries most recently submitted to the Lenders; and

(A) no event has occurred and is continuing, or would result from such Proposed Contract Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

LG&E ENERGY SYSTEMS INC.



By ____________________
Name:
Title:

                                   EXHIBIT B-2

                   FORM OF NOTICE OF COMPETITIVE BID BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York 10043


[Date]


Attention:           Utilities Department
                     North American Finance Group


Ladies and Gentlemen:

The undersigned, LG&E Energy Systems Inc., refers to the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders and Bank of Montreal, as Co-Agent, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

(A)   Date of Competitive Bid Borrowing _______________________
(B)   Amount of Competitive Bid Borrowing _____________________
(C)   Maturity Date _________________________
(D)   Interest Payment Date(s) ______________________
(E)   Interest Index (i.e., fixed rate or
      LIBOR-based) ______________________________
(F)   __________________  _____________________

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid
Borrowing:

(in all material respects, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such repre-sentation or warranty relates solely to an earlier date and except that the references set forth in Section 5.01 to the December 31, 1994 financial statements of the Parent and its Subsidiaries shall be deemed a reference to the quarterly or annual financial statements of the Parent and its Subsidiaries most recently submitted to the Lenders;

(b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(c) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

Very truly yours,

LG&E ENERGY SYSTEMS INC.



By ________________________
Name:
Title:

                                    EXHIBIT C

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                             Dated ___________, 19__

Reference is made to the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement"), among LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citi-bank, N.A., as Agent for the Lenders (the "Agent"), and Bank of Montreal, as Co-Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

_____________ (the "Assignor") and ____________ (the "Assignee") agree as follows:

1. The Assignor hereby sells and assigns without recourse to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) which represents the percentage interest specified on
Schedule 1 of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes), including, without limitation, such interest in the Assignor's Commitment, the Contract Advances owing to the Assignor, and the Contract Note[s] held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Contract Advances owing to the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and benefi-cial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agree-ment or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Contract Note[s] referred to in paragraph 1 above and requests that the Agent exchange such Contract Note[s] for a new Contract Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Contract Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respective-ly, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto;
(v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its CD Lending Office, Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that it is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes]. If the Assignee is organized under the laws of a jurisdiction outside the United States.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and record-ing by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on
Schedule 1 hereto (the "Effective Date").

5.  Upon such acceptance and recording by the Agent, as of the Effective Date,
(i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Contract Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Contract Notes for periods prior to the Effective Date directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Accep-tance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[NAME OF ASSIGNOR]

By ________________
Name:
Title:

[NAME OF ASSIGNEE]

By _______________
Name:
Title:

CD Lending Office:
[Address]

Domestic Lending Office (and
address for notices):
[Address]

Eurodollar Lending Office:
[Address]

Accepted this ____ day
of ____________, 19__

[NAME OF AGENT]

By __________________
Name:
Title:

                                   Schedule 1

                            Assignment and Acceptance

                             Dated __________, 19__

Section 1.

Percentage Interest:                            __________%

Section 2.

Assignee's Commitment:                          $_________

Aggregate Outstanding Principal
Amount of Contract Advances owing
to the Assignee:                                $_________

A Contract Note payable to the order of the Assignee
Dated:   _________, 19__

Principal amount:                               $_________

A Contract Note payable to the order of the Assignor
Dated:   _________, 19__

Principal amount:                               $_________

Section 3.

Effective Date (this date should be no earlier
than the date of acceptance by the Agent):      _________, 19__

                                    EXHIBIT D

                            FORM OF LC BANK AGREEMENT

LETTER OF CREDIT BANK AGREEMENT (the "Agreement"), dated as of __________, _____, between LG&E ENERGY SYSTEMS, INC., a Kentucky corporation (the "Borrow-er"), and _____________________ (the "LC Bank").

                             PRELIMINARY STATEMENTS

1. The Borrower has entered into a Credit Agreement, dated as of January ___, 1996 (said agreement, as amended, modified or supplemented from time to time, being the "Credit Agreement"), with certain lenders named therein and from time to time parties thereto (the "Lenders") and Citibank, N.A., as Agent and the Bank of Montreal, as Co-Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

2. [PURPOSE OF THE LETTERS OF CREDIT TO BE ISSUED HEREUNDER OR OTHER RELEVANT MATTERS.]

3. The Borrower has requested the LC Bank to issue one or more irrevocable letters of credit in favor of each beneficiary to be named in each such letter of credit (each, a "Beneficiary") in an aggregate face amount not to exceed $__________ at any time (the "LC Commitment").

NOW, THEREFORE, in consideration of the premises and in order to induce the LC Bank to issue the Letters of Credit, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Beneficiary" has the meaning assigned to that term in Preliminary Statement
(3).

["Existing Letter of Credit" means each letter of credit described on Schedule I hereto, as in effect on the date hereof.] Insert in Bank of Montreal LC Bank Agreement Only.

"Issuance Termination Date" has the meaning assigned to that term in Section
3.01 hereof.

"LC Commitment" has the meaning assigned to that term in Preliminary Statement
(3).

"Letter of Credit" means each letter of credit issued by the LC Bank pursuant to Section 3.02 hereof [(including, without limitation, the Existing Letters of Credit)] (insert in Bank of Montreal LC Bank Agreement only), as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of the Credit Agreement and this Agreement, in form and sub-stance reasonably satisfactory to the LC Bank, the Borrower and the Agent.

"Stated Termination Date" means, with respect to each Letter of Credit, the expiry or termination date stated therein; provided, that the Stated Termina-tion Date of each Letter of Credit upon its date of issuance shall be no later than the earlier to occur of the second anniversary of the date of issuance of such Letter of Credit and the then-scheduled Termination Date.

SECTION 1.2. Computation of Time Periods. Computation of a period of time from a specified date to a later specified date shall be made in accordance with the Credit Agreement.
SECTION 1.3. Accounting Terms. All accounting terms not specifically defined herein or in the Credit Agreement shall be construed in accordance with generally accepted United States accounting principles as in effect as of the date hereof consistently applied, except as otherwise stated herein.

                                   ARTICLE II
                              THE CREDIT AGREEMENT

SECTION 2.1.    Credit Agreement.   (a) The parties hereto acknowledge and
agree that this Agreement is an "LC Bank Agreement" under the Credit Agreement, and that the parties hereto shall be entitled to the rights and remedies, and bound by the obligations, accorded to the parties in interest to an "LC Bank Agreement" as so provided in the Credit Agreement. The parties hereto hereby further acknowledge and agree that the Agent and the Lenders are intended third-party beneficiaries hereof and are entitled (acting through the Agent, in the case of the Lenders) to the rights and benefits accorded hereunder.

(b) The LC Bank hereby acknowledges and agrees that it is an "LC Bank" under the Credit Agreement.

(c) In the event of any conflict between the terms of this Agreement and the Credit Agreement (unless such conflict arises solely as a result of an amend-ment to the Credit Agreement made after the date hereof without the written consent of the LC Bank thereto), the terms of the Credit Agreement shall control and such conflicting terms hereunder shall be of no force or effect.

[(d) Bank of Montreal has heretofore issued the Existing Letters of Credit for the account of the Borrower pursuant to applications and agreements executed by the Borrower (the "Applications"). From and after the execution and delivery of this Agreement, (i) the Existing Letters of Credit shall constitute "Letters of Credit" and the execution and delivery of this Agreement shall constitute the issuance of the Existing Letters of Credit, in each case for all purposes of this Agreement and the Credit Agreement, and (ii) the Applications shall be terminated and of no further force and effect.] (insert in Bank of Montreal LC Bank Agreement only)

                                   ARTICLE III
                         AMOUNT AND TERMS OF THE LETTERS
                                    OF CREDIT

SECTION 3.1. The Letters of Credit. The LC Bank agrees, on the terms and conditions hereinafter set forth, and subject, at all times, to Section 2.05(b) of the Credit Agreement, to issue one or more Letters of Credit for the account of the Borrower on any Business Day during the period from the date hereof to and including ________________, ______ (the "Issuance Termination Date"), provided that the aggregate face amount of all Letters of Credit outstanding hereunder shall not at any time exceed the LC Commitment; and provided, further, that unless the LC Bank shall expressly consent thereto, the LC Bank shall not be obligated to issue any Letters of Credit which are issued to support public debt or any debt rated by a rating agency. Each Letter of Credit shall expire on or before its Stated Termination Date. [For purposes of determining the face amount of any Letter of Credit denominated in a currency other than U.S. Dollars, shall equal the U.S. Dollar Equivalent of the face amount of such Letter of Credit as of the most recent date on which any Letter of Credit is issued hereunder (or if no Letter of Credit is issued hereunder, the date of this Agreement) shall be used.] (insert in Bank of Montreal LC Bank Agreement only)

SECTION 3.2. Issuing the Letters of Credit. Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days' prior written notice thereof to the Agent and the LC Bank pursuant to, and in accordance with, Section 3.02 of the Credit Agreement.

SECTION 3.3.   Fees.  [INSERT AS APPROPRIATE]

(a) The Borrower hereby agrees to pay to the LC Bank, upon the issuance of each Letter of Credit hereunder, an issuance fee in an amount equal to ____ % of the initial stated amount thereof.

(b) The Borrower hereby agrees to pay to the LC Bank, upon each drawing made by a Beneficiary under a Letter of Credit, a drawing fee in an amount equal to $_______.

(c) The Borrower hereby agrees to pay to the LC Bank, upon each amendment to any Letter of Credit, an amendment fee in an amount equal to $________.

(d) The Borrower hereby agrees to pay to the LC Bank a fronting fee equal to ___% of the average daily amount of the stated amount of each Letter of Credit from the date of issuance of such Letter of Credit until the date of expiry of such Letter of Credit, payable on the last day of each __________, __________, __________ and __________ during such period and on such date of expiry.

SECTION 3.4. Payments and Computations. [(a)] (insert in Bank of Montreal LC Bank Agreement only) The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on any day when due in U.S. Dollars. Any such payment shall be made to the LC Bank at _______________. The Borrower hereby authorizes the LC Bank, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with the LC Bank any amount so due. Computations of the fees hereun-der shall be made by the LC Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

[(b) if any Letter of Credit issued hereunder shall be denominated in a currency other than U.S. Dollars, the Borrower shall reimburse the LC Bank upon each drawing made by a Beneficiary under any such Letter of Credit in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of such draw as of the date on which payment is made.] (insert in Bank of Montreal LC Bank Agreement only)

SECTION 3.5. Extension of the Stated Termination Date. At least 5 but not more than 90 days before the Stated Termination Date of any Letter of Credit, and in any event no later than the Termination Date, the Borrower may request the LC Bank in writing (with a copy of each such request to the Agent) to extend the Stated Termination Date of such Letter of Credit for purposes of this Agreement and the Letter of Credit to any date not later than the then-scheduled Termination Date. If the Borrower shall make such a request, the LC Bank shall, on or before the 5th Business Day after its receipt of such request, notify the Borrower in writing whether or not the LC Bank consents to such request and, if the LC Bank does so consent, the conditions of such consent (including conditions relating to legal documentation and the consent of the Beneficiary thereof). If the LC Bank shall not so notify the Borrower, the LC Bank shall be deemed not to have consented to such request. Any such extension shall be effective only if and when made in accordance with Arti-cles III and IV of the Credit Agreement.

SECTION 3.6.  Liability of the LC Bank. [INSERT AS APPROPRIATE]

                                   ARTICLE IV
                             CONDITIONS OF ISSUANCE

SECTION 4.1. Conditions Precedent to Issuance of the Letter of Credit. The obligation of the LC Bank to issue any Letter of Credit is subject to the satisfaction of the applicable conditions precedent set forth in Article IV of the Credit Agreement.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

SECTION 5.1. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants for the benefit of the LC Bank that the repre-sentations and warranties of the Borrower set forth in Article V of the Credit Agreement are true and correct in all material respects on the date hereof, on each date of issuance of a Letter of Credit and on each date on which the term thereof is extended in accordance with Section 3.05 hereof, as if made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date and except that the references set forth in
Section 5.01 of the Credit Agreement to the December 31, 1994 financial statements of the Parent and its Subsidiaries shall be deemed a reference to the most recent quarterly or annual financial statements of the Parent and its Subsidiaries submitted to the Lenders.

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, signed by the LC Bank and the Borrower and (unless such amendment, waiver or consent relates solely to the provisions of Section 3.03 or 3.04) consented to by the Agent on behalf of the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6.2. Notices, Etc. All notices and other communications provided for hereunder shall be made in accordance with Section 9.02 of the Credit Agreement and sent, if to the LC Bank, at its address set forth on the signature page hereof.

SECTION 6.3. No Waiver; Remedies. No failure on the part of the Borrower or LC Bank to exercise, and no delay in exercising, any right hereunder or under the Credit Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.4. Costs, Expenses and Taxes. The Borrower agrees to pay to the LC Bank on demand all costs and expenses incurred by the LC Bank in connection with the preparation, execution, delivery and administration of this Agreement and any other documents that may be delivered in connection with this Agreement and any proposed modification, amendment or consent relating to this Agreement, including, without limitation, reasonable counsel fees and out-of-pocket expenses of counsel for the LC Bank with respect hereto, and with respect to advising the LC Bank as to its rights and responsibilities under this Agree-ment. The Borrower further agrees to pay on demand all costs and expenses, if any, (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel) incurred by the LC Bank in connection with
(i) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and such other documents that may be delivered in connection with this Agreement and (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the LC Bank from paying any amount under any Letter of Credit. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement or any Letter of Credit or any such other documents, and agrees to save the LC Bank harmless from and against any and all liabili-ties with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 6.5. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the LC Bank and consented to in writing by the Agent (for itself as the Agent and on behalf of the Lenders); and thereafter shall be binding upon and inure to the benefit of the Borrower, the LC Bank, the Agent, the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the LC Bank and the Lenders and the LC Bank shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and the Borrower.

SECTION 6.6. Severability. Any provision of this Agreement which is prohibit-ed, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceabil-ity or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 6.7. WAIVER OF JURY TRIAL. EACH OF THE LC BANK AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LETTER OF CREDIT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 6.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CON-STRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.9. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 6.10. Execution in Counterparts. This Agreement may be executed and consented to in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed or consented to shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

LG&E ENERGY SYSTEMS, INC.



By ____________________
Name:
Title:


[INSERT LC BANK], as LC Bank



By ____________________
Name:
Title:


Consented to as of the date
first above written:

CITIBANK, N.A., as the Agent
on behalf of the Lenders



By ________________________
Name:
Title:

                                    EXHIBIT E

                       FORM OF OPINION OF SPECIAL COUNSEL
                         FOR THE BORROWER AND THE PARENT

[Date]


To each of the Banks which is a party to the Credit Agreement, dated as of January ___, 1996, among LG&E Energy Systems Inc., said Banks and Citibank, N.A., as Agent for said Banks

                            LG&E Energy Systems Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01 of the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement"), among LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), the Banks named therein and Citibank, N.A., as Agent for said Banks, and Bank of Montreal, as Co-Agent. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel to LG&E Energy Corp., a Kentucky corporation (the "Parent"), and have served as counsel to the Parent and the Borrower in connection with the preparation, execution and delivery of the Credit Agree-ment, the Contract Notes and the Support Agreement.

In that connection, we have examined:

(1)   the Credit Agreement;

(2)   the Contract Notes executed and delivered on the date hereof;

(3) the form of the Competitive Bid Notes to be delivered by the Borrower in connection with any Competitive Bid Borrowing;

(4)   the Support Agreement;

(5)   the documents furnished by the Borrower and the Parent pursuant to
Section 4.01 of the Credit Agreement;

(6) the Articles of Incorporation of the Borrower and all amendments thereto (the "Borrower Charter");

(7) the by-laws of the Borrower and all amendments thereto (the "Borrower By-laws");

(8) a certificate of the Secretary of Commonwealth of Kentucky, dated January ___, 1996, attesting to the continued corporate existence and good standing of the Borrower in that State;

(9) the Articles of Incorporation of the Parent and all amendments thereto (the "Parent Charter");

(10) the by-laws of the Parent and all amendments thereto (the "Parent By-laws"); and

(11) a certificate of the Secretary of Commonwealth of Kentucky, dated January ___, 1996, attesting to the continued corporate existence and good standing of the Parent in that State.

We have also examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower and the Parent, certificates of public officials and of officers of the Borrower and the Parent, and agree-ments, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or the Parent, or their respective officers, or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Agent.

We are qualified to practice law in the State of Illinois and do not purport to be expert on any laws other than the laws of the State of Illinois and the Federal laws of the United States. With your permission, we have relied without independent investigation upon the opinion being delivered to you of James K. Murphy, Esq., a member of the Kentucky Bar, as to all matters of Kentucky law involved in opinions set forth below. In our opinion, you and we are justified in so relying upon the opinion of James K. Murphy, Esq.

Based upon the foregoing and upon such investigation as we have deemed neces-sary, we are of the following opinion:

1. Each of the Borrower and the Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Support Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower Charter or the Borrower By-laws or (ii) any Federal law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any indenture, loan or credit agreement, mortgage or note of the Borrower or, to our knowledge, contained in any other similar agreement or instrument to which the Borrower is a party.

3. No authorization, approval or other action by, and no notice to or filing with, any agency or instrumentality of the government of the United States is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Support Agreement or by the Parent of the Support Agreement.

4. The Credit Agreement and the Contract Notes have been duly executed and delivered on behalf of the Borrower.

5. The execution, delivery and performance by the Parent of the Support Agreement are within the Parent's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Parent Charter or the Parent By-laws or (ii) any Federal law, rule or regulation applicable to the Parent (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any indenture, loan or credit agreement, mortgage or note of the Parent or, to our knowledge, contained in any other similar agreement or instrument to which the Parent is a party.

6. The Support Agreement has been duly executed and delivered by the Parent and the Borrower. The Support Agreement is the legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower, respectively, in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

(a) Our opinion in paragraph 6 above is subject to the effect of any applica-ble bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

(b) Our opinion in paragraph 6 above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is furnished solely for the benefit of the addressees hereof and, except as set forth in the immediately succeeding sentence, may not be relied upon by any other Person (other than any Person that may become a Lender under the Credit Agreement after the date hereof) or for any other purpose without our prior written consent. We are aware that King & Spalding will rely upon the opinions set forth herein in rendering their opinion furnished pursuant to Section 4.01 of the Credit Agreement.

Very truly yours,

                                    EXHIBIT F

                      FORM OF OPINION OF CORPORATE ATTORNEY
                         FOR THE BORROWER AND THE PARENT

[Date]



To each of the Banks which is a party to the Credit Agreement, dated as of January ___, 1996, among LG&E Energy Systems Inc., said Banks and Citibank, N.A., as Agent for said Banks

                            LG&E Energy Systems Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01 of the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement"), among LG&E Energy Systems Inc., a Kentucky corporation (the "Borrower"), the Banks named therein and Citibank, N.A., as Agent for said Banks, and Bank of Montreal, as Co-Agent. Terms defined in the Credit Agreement are used herein as therein defined.

I am Associate Corporate Attorney for LG&E Energy Corp., a Kentucky corporation (the "Parent") and have served as counsel to the Parent and the Borrower in connection with the preparation, execution and delivery of the Credit Agree-ment, the Contract Notes and the Support Agreement.

In that connection, I have examined:

(1)   the Credit Agreement;

(2)   the Contract Notes executed and delivered on the date hereof;

(3) the form of the Competitive Bid Notes to be delivered by the Borrower in connection with any Competitive Bid Borrowing;

(4)   the Support Agreement;

(5)   the documents furnished by the Borrower and the Parent pursuant to
Section 4.01 of the Credit Agreement;

(6) the Articles of Incorporation of the Borrower and all amendments thereto (the "Borrower Charter");

(7) the by-laws of the Borrower and all amendments thereto (the "Borrower By-laws");

(8) a certificate of the Secretary of Commonwealth of Kentucky, dated January___, 1996, attesting to the continued corporate existence and good standing of the Borrower in that State;

(9) the Articles of Incorporation of the Parent and all amendments thereto (the "Parent Charter");

(10) the by-laws of the Parent and all amendments thereto (the "Parent By-laws"); and

(11) a certificate of the Secretary of Commonwealth of Kentucky, dated January ___, 1996, attesting to the continued corporate existence and good standing of the Parent in that State.

I have also examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower and the Parent, certificates of public officials and of officers of the Borrower and the Parent, and agree-ments, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or the Parent, or their respective officers, or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Agent.

I am qualified to practice law in the Commonwealth of Kentucky and do not purport to be expert on any laws other than the laws of the Commonwealth of Kentucky.

Based upon the foregoing and upon such investigation as I have deemed neces-sary, I am of the following opinion:

1. Each of the Borrower and the Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

2. The execution, delivery and performance of the Borrower of the Credit Agreement, the Notes and the Support Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower Charter or the Borrower By-laws or (ii) any law, rule or regulation of the Commonwealth of Kentucky or (iii) any contractual or legal restriction contained in any indenture, loan or credit agreement, mortgage or note of the Borrower or, to my knowledge, contained in any other similar agreement or instrument to which the Borrower is a party.

3. No authorization, approval or other action by, and no notice to or filing with, any agency or instrumentality of the government of the Commonwealth of Kentucky is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Support Agreement or by the Parent of the Support Agreement.

4. The Credit Agreement and the Contract Notes have been duly executed and delivered on behalf of the Borrower. In any action or proceeding arising out of or relating to the Credit Agreement or any Notes in any court of the Commonwealth of Kentucky or in any federal court sitting in the Commonwealth of Kentucky, such court would recognize and give effect to the provisions of
Section 9.08 of the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the Commonwealth of Kentucky or a federal court sitting in the Commonwealth of Kentucky would apply the usury law of the State of New York, and would not apply the usury law of the Commonwealth of Kentucky, to the Credit Agreement and the Notes. However, if a court were to hold that the Credit Agreement and the Notes are governed by, and to be construed in accordance with, the laws of the Commonwealth of Kentucky, the Credit Agreement and the Contract Notes and the Competitive Bid Notes, when duly executed and delivered by the Borrower in accordance with the terms of the Credit Agreement, would be, under the laws of the Commonwealth of Kentucky, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5. The execution, delivery and performance by the Parent of the Support Agreement are within the Parent's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Parent Charter or the Parent By-laws or (ii) any law, rule or regulation of the Commonwealth of Kentucky applicable to the Parent or (iii) any contractual or legal restric-tion contained in any indenture, loan or credit agreement, mortgage or note of the Parent or, to my knowledge, contained in any other similar agreement or instrument to which the Parent is a party.

6. The Support Agreement has been duly executed and delivered by the Parent and the Borrower. The Support Agreement is the legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower, respectively, in accordance with its terms.

7. There are no pending or, to my knowledge, overtly threatened actions or proceedings against the Borrower, the Parent or any of their respective Subsidiaries before any court, governmental agency or arbitrator that purport to effect the legality, validity, binding effect or enforceability of the Credit Agreement, any Note or the Support Agreement or, except as disclosed in the Annual Report to Stockholders for the fiscal year ended December 31, 1994 of the Parent or in the Parents' 1O-Q Reports filed with the Securities and Exchange Commission on March 31, 1995, and September 30, 1995, all previously furnished to you, that could reasonably be expected to have a material adverse effect upon the financial condition, operations, business or prospects of the Borrower or the Parent and its Subsidiaries, taken as a whole.

The opinions set forth above are subject to the following qualifications:

(a) The opinions in the last sentence of paragraph 4 and paragraph 6 above are subject to the effect of any applicable bankruptcy, insolvency, reorganiza-tion, moratorium or similar law affecting creditors' rights generally.

(b) The opinions in the last sentence of paragraph 4 and paragraph 6 above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is furnished solely for the benefit of the addressees hereof and, except as set forth in the immediately succeeding sentence, may not be relied upon by any other Person (other than any Person that may become a Lender under the Credit Agreement after the date hereof) or for any other purpose without my prior written consent. I am aware that King & Spalding will rely upon the opinions set forth herein in rendering their opinion furnished pursuant to Section 4.01 of the Credit Agreement.

Very truly yours,



__________________________
James K. Murphy
Associate Corporate Attorney

                                    EXHIBIT G

                           FORM OF OPINION OF SPECIAL
                          NEW YORK COUNSEL TO THE AGENT

[Date]


To the Banks listed on
   Exhibit A hereto and to
   Citibank, N.A., as Agent


                            LG&E Energy Systems Inc.


Ladies and Gentlemen:

We have acted as special New York counsel to Citibank, N.A., individually and as agent, in connection with the preparation, execution and delivery of the Credit Agreement, dated as of January ___, 1996 (the "Credit Agreement"), among LG&E Energy Systems Inc. (the "Borrower"), the banks parties thereto (the "Banks"), Citibank, N.A., as Agent for the Banks, and Bank of Montreal, as Co-Agent. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have examined (i) counterparts of the Credit Agreement, executed by the Borrower, the Banks, the Agent and the Co-Agent, (ii) the Contract Notes, executed by the Borrower, (iii) the form of the Competitive Bid Notes to be delivered by the Borrower in connection with any Competitive Bid Borrowing and (iv) the other documents listed on Exhibit B hereto, including the opinion of James K. Murphy, Esq., Associate Corporate Attorney for the Borrower (the "Borrower's Counsel Opinion"), and the opinion of Gardner, Carton & Douglas, special counsel for the Borrower and the Parent (the "Special Counsel Opinion"), each furnished to the Agent pursuant to Section 4.01(a) of the Credit Agreement.

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuine-ness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that each of the Banks, the Agent and the Co-Agent have duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Credit Agreement.

To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Borrower's Counsel Opinion and the Special Counsel Opinion and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assump-tions, qualifications and limitations set forth in the Borrower's Counsel Opinion and the Special Counsel Opinion. As to matters of fact, we have relied solely upon the documents we have examined.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(i) The Credit Agreement and each of the Contract Notes are, and the Competi-tive Bid Notes, when duly executed and delivered by the Borrower in accordance with the terms of the Credit Agreement, will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(ii) While we have not independently considered the matters covered by the Borrower's Counsel Opinion and the Special Counsel Opinion to the extent necessary to enable us to express the conclusions stated therein, each of the Borrower's Counsel Opinion, the Special Counsel Opinion and the other documents listed in Exhibit B hereto are substantially responsive to the corresponding requirements set forth in Section 4.01 of the Credit Agreement pursuant to which the same have been delivered.

Our opinions are subject to the following qualifications:

(a) Our opinion in paragraph (i) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law affecting creditors' rights generally.

(b) Our opinion in paragraph (i) above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractu-al rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circum-stances where the conduct of such parties in the circumstances in question is determined to have constituted negligence.

(d) We express no opinion herein as to (i) Section 9.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific perfor-mance or other equitable remedies, (iv) the enforceability of rights to indemnity under Federal or state securities laws and (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(e) Our opinions expressed above are limited to the law of the State of New York and the Federal law of the United States, and we do not express any opinion herein concerning any other law. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

The foregoing opinion is solely for your benefit and may not be relied upon by any other Person other than any Person that may become a Lender under the Credit Agreement after the date hereof.


Very truly yours,



MEO:PKS:pfc

                                    EXHIBIT A

CITIBANK, N.A.

BANK OF MONTREAL

THE CHASE MANHATTAN BANK

THE BANK OF NEW YORK

PNC BANK, KENTUCKY, INC.

CIBC INC.

THE SANWA BANK LIMITED, ATLANTA AGENCY

                                    EXHIBIT B

(Terms used herein are used as defined in the Credit Agreement, dated as of January 29, 1996, among LG&E Energy Systems Inc., the Banks named therein, Citibank, N.A., as Agent, and Bank of Montreal, as Co-Agent. All section references are to Sections of the Credit Agreement.)

(1)   Support Agreement, delivered pursuant to Section 4.01(ii).

(2) Certified copies of the resolutions of the Board of Directors of the Borrower, delivered pursuant to Section 4.01(iii).

(3) Certificate of the Secretary of the Borrower as to (i) the names, true signatures and incumbency of the officers of the Borrower authorized to sign the Credit Agreement, the Notes and the Support Agreement, (ii) true and correct copies of the Articles of Incorporation and the By-laws of the Borrower and (iii) certain regulatory approvals, delivered pursuant to Section 4.01(iv).

(4) Certified copy of the minutes of the Board of Directors of the Parent, delivered pursuant to Section 4.01(v).

(5) Certificate of the Secretary of the Parent as to (i) the names, true signatures and incumbency of the officers of the Parent authorized to sign the Support Agreement and the other documents to be delivered by the Parent under the Credit Agreement, (ii) true and correct copies of the Articles of Incorporation and By-laws of the Parent and (iii) certain regulatory approvals, delivered pursuant to Section 4.01(vi).

(6) Certificate of the Treasurer of the Borrower as to (i) the representa-tions and warranties contained in Section 5.01 of the Credit Agreement,
      (i) the absence of Events of Default and events that with the giving of notice or the passage of time, or both, would constitute Events of Default, (i) the accuracy of certain financial information relating to the Parent and its Subsidiaries, and (i) the absence of any material adverse change in the financial condition, operations, business or prospects of the Borrower of the Parent and its Subsidiaries, taken as a whole, delivered pursuant to Sections 4.01(vii) and (xi).

(7) Opinion of Gardner, Carton & Douglas, special counsel for the Borrower and the Parent, delivered pursuant to Section 4.01(viii).

(8) Opinion of James K. Murphy, Esq., Associate Corporate Attorney, delivered pursuant to Section 4.01(ix).

(9) Certain financial statements of the Borrower and its Subsidiaries, delivered pursuant to Section 4.01(x).

(10)  Copy of the Parent's 1994 Annual Report.

(11) Copy of the Consolidating Balance Sheet of the Parent and Subsidiaries dated as at September 30, 1995.

(12) Form 10-Q for the period ended September 30, 1995 filed by the Parent with the Securities and Exchange Commission.

(13) Form 10-K for the fiscal year ended December 31, 1994 filed by the Parent with the Securities and Exchange Commission.